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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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MYR Group Inc.
(Name of Registrant as Specified In Its Charter)

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MYR GROUP INC.
THREE CONTINENTAL TOWERS
1701 GOLF ROAD, SUITE 3-1012
ROLLING MEADOWS, IL 60008-4210

March 7, 2013

Dear Fellow Stockholder:

        I am pleased to invite you to attend the 2013 Annual Meeting of Stockholders of MYR Group Inc., which will be held at 9:00 a.m. local time on Thursday, May 2, 2013, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005. The meeting facilities will open to stockholders at 8:30 a.m. local time.

        At the Annual Meeting we will report on operations and act on the matters described in the Notice of Annual Meeting of Stockholders and the Proxy Statement that follow this letter. Stockholders of record at the close of business on March 4, 2013, are entitled to notice of, and to vote at, the Annual Meeting.

        It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible in order to ensure the presence of a quorum. If you do not vote promptly, we may incur additional costs in soliciting proxies. Voting by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend and vote in person at the Annual Meeting.

        The Board and management look forward to your participation at the Annual Meeting and appreciate your continued support.

Sincerely yours,

William A. Koertner Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

MYR GROUP INC.
Three Continental Towers
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008-4210

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
OF MYR GROUP INC.

TIME AND DATE:	9:00 a.m. local time on Thursday, May 2, 2013
PLACE:	DoubleTree Hotel 75 West Algonquin Road Arlington Heights, Illinois 60005
ITEMS OF BUSINESS:	(1) Election of three directors;
(2) Advisory resolution to approve our executive compensation;
(3) Ratification of the appointment of our independent auditors; and
(4) Consideration of other business properly presented at the meeting.
BOARD RECOMMENDATION:	The Board of Directors recommends that you vote FOR the election of each of the nominees in Item 1 and FOR Items 2 and 3.
WHO CAN VOTE:	Stockholders of record at the close of business on March 4, 2013, are entitled to vote at the meeting, or any postponement or adjournment thereof.
DATE OF DISTRIBUTION:	This Notice of Meeting, the Proxy Statement, the accompanying proxy card and our 2012 Annual Report to Stockholders are being distributed to stockholders beginning on or about March 7, 2013.

        Important Notice Regarding the Availability of Proxy Materials for our 2013 Annual Meeting of
Stockholders to be held May 2, 2013

        This Notice of Meeting, the Proxy Statement, and the 2012 Annual Report to Stockholders on Form 10-K are available at our website http://investor.myrgroup.com/annuals.cfm.

Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary

March 7, 2013

        Throughout this proxy statement, references to "MYR Group," the "Company," "we," "us," and "our" refer to MYR Group Inc. and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires.

MYR GROUP INC.

March 7, 2013

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

 SUMMARY INFORMATION

        This Summary Information Section introduces the proposals to be voted on at the 2013 Annual Meeting of Stockholders (the "Annual Meeting") as well as highlights of our corporate governance, executive compensation and business results in 2012. We encourage you to review the entire 2013 proxy statement (the "Proxy Statement") prior to determining how you wish to vote your shares. We are holding the Annual Meeting on Thursday, May 2, 2013 at 9:00 a.m. local time at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005.

Meeting Agenda and Voting Recommendation

Item	Proposal	Board Vote Recommendation	Page Reference (for details)
1.	Election of three directors	FOR EACH NOMINEE	8
2.	Advisory resolution to approve our executive compensation	FOR	45
3.	Ratification of the appointment of our independent auditors	FOR	49

2012 Executive Compensation Highlights

        Our executive compensation program seeks to reward our executive officers for their contributions to our short-term and long-term performance. Most importantly, we seek to link individual pay to company success, and we work to structure executive officer compensation consistent with this goal. The following policies and practices, among others, which aim to promote our commitment to pay-for-performance were in effect during 2012:

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  We provided our executive officers with total compensation opportunities at levels that were competitive with our peer companies so that we could retain and motivate our skilled and qualified officers;

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  We granted equity awards under our Long-Term Incentive Plan (Amended and Restated as of May 5, 2011) ("LTIP") that include both retention-based awards and awards that were intended to maximize shareholder value by rewarding achievement of long-term performance goals; and

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  We included clawback provisions in our LTIP award agreements, which make all equity awards under the LTIP subject to the Company's right to recover in the event that it is determined that a participant engaged in conduct that contributed to any material restatement of our earnings.

2012 Business Results

        We are very proud of our achievements in 2012, which by many measures was a banner year for our company. Among some of the highlights for the year were the following:

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  Our revenues increased 28.0% and we recognized a 38.7% increase in gross profit for 2012 as compared to 2011.

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  Our transmission and distribution segment's revenues increased 33.2% in 2012 compared to 2011, and this business segment experienced record levels of activities.

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  Our commercial and industrial segment's revenues increased by 7.5% compared to 2011 in challenging markets and ended the year with a backlog that was 51.2% larger than at the end of 2011.

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  Once again, we were recognized as one of the nation's top five specialty electrical contractors.

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  Our full-year 2012 diluted Earnings Per Share (EPS) were $1.60 compared to full-year 2011 diluted EPS of $0.87, an 84% increase.

 CORPORATE GOVERNANCE

Code of Ethics and Corporate Governance Principles

        We have a Code of Business Conduct and Ethics (the "Code of Ethics") applicable to all of our directors, officers and employees. The Code of Ethics promotes honest and ethical conduct, full and accurate public communication and compliance with applicable laws, rules and regulations. We disclose any waiver or amendments to the Code of Ethics as required by the applicable rules of the U.S. Securities and Exchange Commission ("SEC").

        Additionally, the Board has guidelines that provide a framework for MYR Group's corporate governance (the "Corporate Governance Principles"). The Corporate Governance Principles assist the Board in the exercise of its responsibilities to help ensure compliance with governing law and our policies.

        Stockholders and others can access our corporate governance materials, including the Articles of Incorporation, Amended and Restated By-Laws, Board committee charters, our Corporate Governance Principles, our Code of Ethics and other corporate governance related materials at our website at www.myrgroup.com. Copies of these materials are also available free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

        The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Director Independence

        Our Corporate Governance Principles require that at least a majority of the Board qualify as independent directors under the listing standards of the NASDAQ Stock Market ("Nasdaq"). Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that an employee director is not considered independent. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director's exercise of independent judgment in carrying out his or her responsibilities.

        After considering the Nasdaq listing standards and information provided by each director, the Board determined that the following directors are independent: Jack L. Alexander, Larry F. Altenbaumer, Henry W. Fayne, Betty R. Johnson, Gary R. Johnson, Maurice E. Moore, and William D. Patterson. William A. Koertner, due to his employment with MYR Group, is not considered an independent director.

Executive Sessions of the Board

        In accordance with the Corporate Governance Principles, the independent directors meet at least twice per year in executive sessions, which are chaired by the Lead Director. Executive sessions are typically held following Board meetings, without management present.

Meeting Attendance

        We expect directors to regularly attend Board meetings and meetings of the committees on which they serve. The Board held 11 meetings in 2012 and acted by unanimous consent one time. All of our directors attended every meeting of the Board and the committees on which they served. All directors are expected to attend the Annual Meeting and all directors serving at the time of the 2012 Annual Meeting of Stockholders, including the director nominees, attended that meeting.

Communications with the Board

        The Board values and encourages constructive dialogue with stockholders and other interested parties on topics such as compensation and other important governance topics. Stockholders and other interested parties can communicate with the directors individually or as a group, by writing to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210 or by submitting an e-mail to our corporate website at http://investor.myrgroup.com/contactBoard.cfm. The Secretary forwards communications relating to matters within the Board's purview to the appropriate directors, communications relating to matters within a Board committee's area of responsibility to the chair of the appropriate committee and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate MYR Group officer. The Secretary does not forward complaints about service, new services suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements or inappropriate communications.

Board Leadership Structure

        Our Corporate Governance Principles provide that the Board is free to choose its Chairman in any way that it deems best for MYR Group at any time. When determining the leadership structure that allows the Board to effectively carry out its responsibilities and represent our stockholders' interests, the Board considers various factors, including our specific business needs, our industries' demands, our operating and financial performance, the economic and regulatory environment, Board self-evaluations, alternative leadership structures and our corporate governance policies and practices. William A. Koertner currently serves as both Chairman of the Board and our Chief Executive Officer ("CEO"). He has held both of those positions since 2007. In accordance with the Corporate Governance Principles, the independent directors selected Gary R. Johnson to serve as the Board's Lead Director. As Lead Director, Mr. Johnson has the authority to call meetings of the independent directors and his duties include, among others, presiding at executive sessions of the independent directors, which are typically held following Board meetings without management present, and serving as a liaison between the Chairman and the independent directors and, where appropriate, with the stockholders.

        The Board believes that combining the Chairman and CEO positions, together with an independent Lead Director, is appropriate at this time. In making this determination, the Board has taken into consideration MYR Group's size, structure and business as well as Mr. Koertner's knowledge of the industry, tenure with MYR Group and established relationships with the Board and our customers. Mr. Koertner is in the best position to inform our independent directors about our operations, projects and issues important to the company. The Board has the necessary power and authority to request and obtain information directly from management, to retain outside consultants and to consult directly with management and employees where it deems appropriate. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combined roles of Chairman and CEO. The Nominating & Corporate Governance Committee and the other independent directors periodically review this structure to ensure it is still appropriate.

Risk Oversight

        We do not view risk in isolation but consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of management, which establishes and maintains risk management processes, including action plans and controls, to balance risk, mitigation and opportunities to create stockholder value. It is management's responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of our risk management efforts, either directly or through its committees. We approach risk management by integrating strategic planning, operational decision-making and risk oversight; and communicating identified risks and opportunities to the Board. The Board commits extensive time and effort discussing and establishing the Company's strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the strategic plan review, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary value drivers and risks for the Company.

        The Board's standing committees support the Board's oversight functions by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

        We believe that our leadership structure supports the risk oversight function of the Board. With our CEO serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk. Additionally, each Board committee is chaired by an independent director and all directors are actively involved in the risk oversight function.

Committee Membership

        Our Board designates the members and chairs of committees based on the Nominating and Corporate Governance Committee's recommendations. Because he is not an independent director, William A. Koertner does not serve on any of the committees. The Board has three standing committees—Audit, Compensation, and Nominating and Corporate Governance—each comprised entirely of independent directors, membership in 2012 was as follows:

Name	Audit	Compensation	Nominating and Corporate Governance
Jack L. Alexander	X	X	—
Larry F. Altenbaumer	—	Chair	X
Henry W. Fayne	X	X	—
Betty R. Johnson	X	—	X
Gary R. Johnson	—	X	Chair
Maurice E. Moore	X	—	X
William D. Patterson	Chair	X	—

Number of Meetings in 2012	5	6	2

        Each of the three standing committees has a written charter adopted by the Board. The charters define each committee's roles and responsibilities. The charters are available on our website at www.myrgroup.com. MYR Group will provide copies of these charters free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

 NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MATTERS

        The Board has determined that all of the Nominating and Corporate Governance Committee members are independent within the meaning of the Nasdaq's listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as director, (ii) advising the Board with respect to the Board's composition, procedures and committees, (iii) developing and recommending to the Board the corporate governance principles applicable to the Company, (iv) overseeing the self-evaluation of the Board and Board committees and (v) providing oversight with respect to corporate governance and ethical conduct.

Criteria for Nomination to the Board of Directors and Diversity

        Candidates for nomination to the Board are selected by the Nominating and Corporate Governance Committee in accordance with the committee's charter, our Certificate of Incorporation, our By-Laws, our Corporate Governance Principles and additional criteria that may be adopted by the Board regarding director candidate qualifications. The Nominating and Corporate Governance Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

        Since the identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board from time to time, there is not a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet legal, Nasdaq listing requirements and the provisions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles and charters of the Board's committees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, but not limited to, a candidate's:

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  record of accomplishment in his or her chosen field;

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  depth and breadth of experience at an executive, policy-making level in business, financial services, academia, law, government, technology or other areas relevant to the Company's activities;

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  personal and professional ethics, integrity and values;

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  commitment to enhancing stockholder value;

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  ability to exercise good judgment and provide practical insights and diverse perspectives;

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  absence of real and perceived conflicts of interest;

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  ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;

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  ability to attend all or almost all Board meetings in person;

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  ability to develop a good working relationship with other members of the Board; and

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  ability to contribute to the Board's working relationship with senior management.

        When considering nominees, the Nominating and Corporate Governance Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board's overall composition and needs. In addition, our Corporate Governance Principles specify that the Nominating and Corporate Governance Committee should consider the value of diversity on the Board in the director nominee identification and nomination process. Accordingly, while the Company does not have a specific policy regarding diversity, the

Committee's evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis prescribed by law. The Committee will assess the effectiveness of this approach as part of its review of the Board's composition as well as in the course of the Board's and Committee's self-evaluation process. The Nominating and Corporate Governance Committee also considers candidates for Board membership suggested by stockholders using the criteria discussed above.

        Under the heading "Proposal No. 1—Election of Directors," we provide an overview of each nominee's principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience, key attributes and skills the Committee and the Board believe will best serve the interests of the Board, the Company and our stockholders.

Board and Committee Self-Evaluations

        The Board and each of the Nominating and Corporate Governance, Compensation and Audit committees conduct an annual self-evaluation, which includes both a qualitative and quantitative assessment by each director of the performance of the Board and the committee or committees on which the director sits. The Nominating and Corporate Governance Committee oversees the evaluation process.

 PROPOSAL NO. 1. ELECTION OF DIRECTORS

        The Board currently consists of eight directors. The directors are divided into three classes, designated as Class I, Class II and Class III. The term for each class expires at the conclusion of a three-year term. At the 2013 Annual Meeting, the Class III director positions are up for election.

        The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of Larry F. Altenbaumer, William A. Koertner and William D. Patterson as directors, each for a term ending at the 2016 Annual Meeting of Stockholders or until his successor has been chosen and qualified.

        If any nominee should be unavailable to serve due to an unanticipated event, the Board may designate another person as a substitute nominee or, in accordance with our By-Laws, act to reduce the number of directors. If the Board substitutes another nominee, your proxy will be voted for the substitute nominee.

        None of the nominees are related to another or to any executive officer of MYR Group or its subsidiaries by blood, marriage or adoption.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Director Qualifications

        When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its responsibilities effectively in light of our businesses and structure, the Nominating and Governance Committee and the Board focused primarily on the information discussed in each of the director's individual biographies set forth in the tables below.

        When considering whether our current directors should serve as a director, the Board considered their wealth of knowledge in our industry, integrity, their particular experiences, individual talents, business judgment and vision, leadership skills and what each individual would bring to the Board as a whole. Additionally, the Board considered and valued that each of our directors has extensive experience as a business leader and has a strong understanding of business operations in general. In particular, the Board considered that each of the directors has a strong background in the utilities sector, and the Board believes that such relevant experience is important in evaluating and overseeing our business development and strategies.

        The following is information as of March 1, 2013, regarding each director who is up for election at the Annual Meeting:

Larry F. Altenbaumer Age: 64 Director Since:2006 Director Class: Class III	Mr. Altenbaumer has over 40 years of experience in the energy industry and is currently an independent consultant providing services to organizations both in and outside of the energy industry, including ArcLight Capital Partners ("ArcLight"), a leading energy-focused investment firm. He is also an independent director for the Southwest Power Pool, a FERC authorized regional transmission organization, and a member of the Board of Decatur Memorial Health Systems. Mr. Altenbaumer spent much of his nearly 34 year career at Illinois Power Company ("Illinois Power") and its parent, Illinova, in various financial leadership positions, including Treasurer, Controller and Chief Financial Officer, prior to becoming President of Illinois Power in 1999. Illinois Power became a subsidiary of Dynegy Inc. ("Dynegy") in 2000 in a transaction led by Mr. Altenbaumer for Illinois Power. At Dynegy, Mr. Altenbaumer also served as Executive Vice President of Regulated Energy Delivery. Mr. Altenbaumer received a bachelor's degree in electrical engineering / computer science from the University of Illinois.

Qualifications, Experience, Key Attributes and Skills:

        Mr. Altenbaumer's long record of achievement in various leadership positions at Illinois Power, including President, enables him to provide valuable insight into key aspects of successfully managing our day-to-day business and management operations. This experience and his current position as a director of the Southwest Power Pool and a member of its Human Resources Committee and Finance Committee support his role as Chairman of the Compensation Committee. His executive management roles and range of consulting experience both inside and outside of the industry strengthen Mr. Altenbaumer's ability to provide strategic leadership to help us better position ourselves for future growth and success. In addition, Mr. Altenbaumer's board service for Decatur Memorial Health Systems and the Southwest Power Pool along with the nature of his activity in support of several ArcLight portfolio companies provide him with relevant expertise in areas related to corporate governance issues affecting U.S. publicly traded companies and arm him with a wide base of knowledge related to his membership on the Corporate Governance Committee.

William A. Koertner Age: 63 Director Since: 2007 Director Class: Class III	Mr. Koertner joined MYR Group in 1998 as Senior Vice President, Treasurer and Chief Financial Officer, responsible for all financial functions including accounting, treasury, risk management and MIS operations. He was promoted to President and CEO in December 2003. In his role as President and CEO, he has complete profit and loss responsibility for the Company. Prior to joining MYR Group, Mr. Koertner served as Chief Financial Officer for Central Illinois Public Service Company from 1995 to 1998 and President and Chief Executive Officer of CIPSCO Investment Company ("CIPSCO") from 1995 to 1998 as well. CIPSCO manages nonutility investments and provides investment management services for affiliates. Mr. Koertner holds a Bachelor of Science degree in finance from Northern Illinois University and a Masters of Business Administration degree from the University of Illinois.

Qualifications, Experience, Key Attributes and Skills:

        Through Mr. Koertner's tenure as both President and CEO and Chief Financial Officer of MYR Group, he has gained an in-depth understanding of our day-to-day operations and has helped to develop and set our short- and long-term growth strategies. He has been an instrumental force in building and maintaining key customer, vendor and investor relationships that have played an integral role in helping to further understand our business goals, the markets in which we operate and our competitive climate, all of which have contributed greatly to the success of the Company. Mr. Koertner also brings a wealth of financial expertise and utility background to his role and possesses an expert understanding of accounting and treasury practices, risk management and MIS operations, which allows him to provide sound guidance to the Board regarding our strategies and management.

William D. Patterson Age: 58 Director Since: 2007 Director Class: Class III	In October 2010, Mr. Patterson rejoined EnSTAR Management Corporation, a company that he founded to provide advisory and consulting services to utilities. Prior to this, Mr. Patterson served as Senior Vice President of Corporate and Business Development for American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater utility company. From 2005 through mid-2008, Mr. Patterson served as Senior Vice President and Chief Financial Officer of Pennichuck Corporation, an investor-owned water utility holding company. From January 2003 to January 2005, he served as an executive advisor to Concentric Energy Advisors, a private firm located in Marlborough, Massachusetts, providing financial advisory and consulting services for utilities. His experience also includes nearly 20 years of work within the investment banking industry, serving in senior positions at E.F. Hutton, Shearson Lehman and Smith Barney, where he was managing director and co-head of the corporate finance department's regulated utilities practice. Mr. Patterson earned his Bachelor of Science degree in civil engineering from Princeton University, graduating summa cum laude. He earned his Masters of Business Administration degree in finance and accounting from the University of Chicago Graduate School of Business, graduating with high honors.

Qualifications, Experience, Key Attributes and Skills

        Mr. Patterson is a financial executive and expert with 30 years of experience primarily serving the regulated utility and energy/utility infrastructure markets. As an independent director and Chairman of the Audit Committee and a member of the Compensation Committee, Mr. Patterson brings a broad-based track record of success as a banker, investor and advisor and has held senior management and independent director positions for both public and private companies. His service as a senior executive for various companies in the utility industry provides him with an unparalleled understanding and awareness of our markets and a valuable perspective in the review and analysis of financial statements and results.

        The following is information regarding Class I and Class II directors serving as of March 1, 2013:

Henry W. Fayne Age: 66 Director Since: 2007 Director Class: Class I Expiration of Term: 2014	Mr. Fayne has 30 years of experience with American Electric Power ("AEP"), an electric utility company servicing five million customers in 11 states. During his tenure from 1974 to 2004, he held senior positions in both finance and operations. Most recently, he served as Executive Vice President of Energy Services and was responsible for transmission, distribution and customer relations operations for the AEP system, which consisted of approximately 15,000 line workers. He also served as Chief Financial Officer and Executive Vice President—Financial Services and was responsible for financial planning and budgeting, risk management, internal audits, accounting and treasury functions. After retiring from AEP in 2004, Mr. Fayne began providing advisory and consulting services to various companies, including Century Aluminum Company. In addition to serving on the Board, Mr. Fayne currently serves as chairman of the board of directors for Southwest Generation, LCC, a privately held gas fired generating company; director and chairman of the audit committee of the board of directors for Murray Energy Corporation, a privately held coal mining company; and sits on the board of directors of Youth and Families, a non-profit organization serving at risk children in Franklin County, Ohio. Mr. Fayne holds a Bachelor of Arts degree in economics from Columbia College of Columbia University and a Masters of Business Administration degree from the Columbia Graduate School of Business.

Qualifications, Experience, Key Attributes and Skills:

        With over 35 years of total industry experience, Mr. Fayne's extensive background in financial planning, budgeting, risk management and operational experience with AEP combine to provide extremely relevant insight and guidance related to our primary operations. His substantial executive leadership expertise and consulting experience are directly relevant to our operations and activities as well as to his service on our Audit and Compensation Committees, and help aid the Board's strategic and high-level planning as well as the Board's understanding of our customers and competitors. Mr. Fayne's participation on a variety of other boards provides him with a well-rounded perspective to further enhance the Board's understanding of the industry.

Gary R. Johnson Age: 66 Director Since: 2007 Director Class: Class I Expiration of Term: 2014	Most recently, Mr. Johnson was Vice President and General Counsel of Xcel Energy and its wholly-owned subsidiary, Northern States Power Company. Xcel Energy, through its subsidiaries, is a leading electric and natural gas utility company offering a comprehensive portfolio of energy-related products and services to customers throughout the western and midwestern United States. Mr. Johnson occupied this position from 2000 until his retirement in 2007. From 1989 to 2000, Mr. Johnson was Vice President and General Counsel of Northern States Power Company, the predecessor to Xcel Energy.
He holds a bachelor's degree in history from the University of Minnesota and a Masters in Public Administration degree from the Ohio State University. Mr. Johnson is a graduate of the University of Minnesota Law School.

Qualifications, Experience, Key Attributes and Skills:

        Through his distinguished career as an executive officer and general counsel at Xcel Energy and Northern States Power Company, Mr. Johnson gained a broad understanding of the business, legal issues and regulatory landscape of the electrical utility industry. Serving as Lead Director on the Board and the Chairman of the Nominating and Corporate Governance Committee, Mr. Johnson uses his vast knowledge to provide a valuable perspective that assists the Board in its understanding of current legal and regulatory issues facing us and the industry as well as into the challenges of operating a nationwide company.

Jack L. Alexander Age: 65 Director Since: 2007 Director Class: Class II Expiration of Term: 2015	Mr. Alexander retired from MidAmerican Energy Company ("MidAmerican") in 2005 and provided advisory and consulting services to MidAmerican until 2007. Prior to his retirement, Mr. Alexander spent 32 years serving in various roles with MidAmerican from 1973 to 2005. Most recently, he was Senior Vice President of Supply and Marketing from 2002 to 2005 and was responsible for electric generation, energy trading, marketing and sales, risk management and legislation and regulation. Prior to this, Mr. Alexander held roles in engineering, corporate planning, human resources and energy delivery. He has over 13 years of experience leading MidAmerican's human resources function, with responsibility for labor relations, contract negotiations, compensation and benefits, employment and employee development and training. Mr. Alexander holds a Bachelor of Science degree in business administration and economics from Morningside College.

Qualifications, Experience, Key Attributes and Skills:

        Mr. Alexander's background as a senior executive at MidAmerican and varied industry experience in transmission and distribution, electric generation, energy trading, marketing and sales, risk management, legislation and regulation, engineering, corporate planning and human resources provide him with an extremely broad and fundamental understanding related to our operations and organizational structure, our utility customers and our transmission and distribution business sector. He also has extensive experience with mergers and acquisitions including asset valuations and due diligence on a number of utility acquisitions. His knowledge and experience is extremely relevant to Mr. Alexander's role as a member on the Audit Committee. While at MidAmerican, Mr. Alexander was responsible for the construction of over $2.0 billion of new electric generation in the state of Iowa including one of the world's largest land-based wind energy projects. He also has experience serving as MidAmerican's chief company spokesperson on a number of IBEW labor contract negotiations. His human resources leadership and experience in labor relations, contract negotiations, compensation and benefits, employment and employee development and training provide a unique and thorough perspective that is of great value in Mr. Alexander's role on our Compensation Committee.

Betty R. Johnson Age: 54 Director Since: 2007 Director Class: Class II Expiration of Term: 2015	Since 2009, Ms. Johnson has been the Vice President of Global Finance and Chief Financial Officer of Sloan Valve Company, an international manufacturer and distributor of water efficient products to the commercial plumbing industry. Prior to this, Ms. Johnson was Executive Vice President and Chief Financial Officer with Block and Company, Inc., a manufacturer and distributor of money handling and office products from 2003 to 2009. From 1999 to 2003 she served as the Vice President—Operations/Finance with Encompass Services Corporation, an electrical and mechanical construction company. Ms. Johnson served as MYR Group's Controller from 1992 to 1998 and Vice President and Controller from 1998 to 1999. In addition, Ms. Johnson has 11 years of experience in various auditing roles within Deloitte and Touche's construction industry group. Ms. Johnson holds a bachelor's degree in business administration and is a certified public accountant.

Qualifications, Experience, Key Attributes and Skills:

        Ms. Johnson's experience as a financial officer at a variety of companies as well as her construction background, including her employment with us, and understanding of finance and accounting, risk auditing, internal controls and procedures for financial reporting processes for large publicly traded corporations provide her with a strong foundational understanding of our financial requirements as well as the financial challenges and issues facing the Company, industry and market. This combination of background and experience ideally positions Ms. Johnson as a key member on both our Audit and Nominating and Corporate Governance Committees.

Maurice E. Moore Age: 62 Director Since: 2010 Director Class: Class II Expiration of Term: 2015	Since 2009, Mr. Moore has been Managing Director and sole proprietor of Primus Financial Group, LLC, a firm providing leasing and project finance advisory services to companies engaged in the renewable energy business. With more than 25 years of professional financial experience, Mr. Moore has an extensive background in originating, negotiating, syndicating and financing large capital projects in various business segments, including the electric utility and renewable energy industries. Prior to his position at Primus Financial Group, Mr. Moore served in senior leadership roles with Chase Equipment Leasing, Inc. from 2006 to 2009, a division of JP Morgan Chase offering a variety of financing and lease solutions to help businesses acquire the equipment needed for daily operations; and JP Morgan Capital Corporation, and its predecessor companies, from 1986 to 2005. Prior to serving on the Board, Mr. Moore served on the boards for West Suburban Medical Center and Community Chest of Oak Park & River Forest, Illinois, and was formerly Finance Advisory Committee Chairman for Oak Park & River Forest High School in Illinois.
Mr. Moore earned a Bachelor of Science degree in civil engineering from Brown University and a Masters of Business Administration degree from Harvard Graduate School of Business.

Qualifications, Experience, Key Attributes and Skills:

        Mr. Moore has substantial leadership, financial services and capital expenditures experience, and has advised a variety of clients engaged in energy and renewable energy markets. His skills in originating, negotiating and financing large capital projects in both similar and varying environments serve as a guiding force concerning our capital investment and expenditure plans. In addition, his financial advisory involvement in the renewable energy space provides a diverse range of insight that contributes to the Board's understanding of the markets in which we operate. Mr. Moore's business acumen and participation on the Audit and Corporate Governance Committees help to broaden our exposure and understanding of successful financial practices and growth strategies.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our executive officers, directors and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership.

        We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2012, all required filings were timely made in accordance with Exchange Act requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval and Ratification of Transactions with Related Persons

        We have a written policy and procedures for the review, approval and ratification of transactions with related persons, which has been adopted by the Board. Under our policy, the definition of related persons includes, among others, our named executive officers, directors, beneficial owners of more than 5% of our common stock and any of the foregoing person's immediate family members. In considering the approval of any related party transaction, the Audit Committee will consider whether or not the terms of the transaction are fair to the Company.

        Pursuant to our policy, there were no reported transactions in 2012 that qualified as a related person transaction, and therefore no reported transaction was referred to the Audit Committee or any other committee of the Board for review.

COMPENSATION COMMITTEE MATTERS

        The Board established the standing Compensation Committee in accordance with our By-Laws. The Board has determined that each member of the Compensation Committee qualifies as an "independent" director as defined under the Nasdaq rules, as a "non-employee" director as defined in Rule 16b-3(b)(3) under the Exchange Act and as an "outside" director within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the "IRS Code").

        The Compensation Committee firmly believes that the compensation of our executive officers should emphasize paying for performance that contributes to our success while encouraging behavior that is in our, and our stockholders', long-term best interests. The Compensation Committee is responsible for assisting the Board in overseeing the Company's compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans. To represent and assist the Board in its oversight of the Company's compensation practices and under its charter, the Compensation Committee performs, among other tasks, the following duties:

  •
  reviews and recommends any changes to the goals and objectives of the Company's executive compensation plans;

  •
  reviews and recommends any changes to the Company's executive compensation plans in light of the Company's goals and objectives with respect to such plans;

  •
  evaluates annually the performance of named executive officers in light of the goals and objectives of the Company's executive compensation plans, and determines and approves, or recommends to the Board for its approval, the compensation levels of named executive officers based on this evaluation;

  •
  evaluates annually the appropriate level of compensation for Board and Committee service by non-employee members of the Board; and

  •
  establishes and reviews stock ownership guidelines for directors and officers.

        The Compensation Discussion and Analysis, included in this Proxy Statement, goes into further detail about the Compensation Committee's processes for determining the appropriate levels of compensation for executive officers and directors.

Compensation Consultants

        In order to fulfill its duties, the Compensation Committee has the authority to retain, at the Company's expense, its own advisors and compensation consultants and to approve their compensation. These external compensation consultants provide the Compensation Committee with guidance on compensation trends, program designs and market research and advice and recommendations on both executive and director compensation. They also help evaluate the competitive position of named executive officers' and directors' compensation, and provide advice on incentive award programs. Their findings are discussed in more detail in the Compensation Discussion and Analysis.

        Compensation consultants are engaged by and report directly to the Compensation Committee on executive compensation matters and meet separately with the Compensation Committee outside the presence of management. Interaction between the compensation consultants and management is generally limited to providing necessary information and data.

        Since November 2009, the Compensation Committee has retained Mercer to serve as its compensation consultant. The Compensation Committee has reviewed the independence of Mercer's advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisers. Following its review, the Compensation Committee concluded that Mercer has no conflicts of interest, and provides the Compensation Committee with objective and independent executive compensation advisory services.

Compensation Risk Assessment

        In reviewing and approving compensation programs, the Compensation Committee considers whether the programs are likely to promote risk-taking behavior that could adversely affect the Company. The Compensation Committee has designed the Company's compensation programs, including the Company's incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated into our programs available for our executive officers:

  •
  A Balanced Mix of Compensation Components—The target compensation mix for the Company's executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

  •
  Multiple Performance Factors—The Company's incentive compensation plans use multiple Company-wide metrics, which encourage focus on the achievement of objectives for the overall benefit of the Company:

  •
  The 2012 annual cash incentive was dependent on multiple performance metrics including pretax income, as adjusted for unusual or nonrecurring items, and safety performance.

  •
  The long-term incentives are equity-based with three-year and five-year vesting schedules and performance shares based on achieving targets for a return on equity.

  •
  Capped Incentive Awards—Annual cash incentive awards are capped at 150% of target and the amount of performance shares that can be earned is limited to 200% of target award.

  •
  Stock Ownership Guidelines—Guidelines call for significant share ownership, which aligns the interests of our executive officers with the long-term interests of stockholders.

  •
  Clawback Provisions—LTIP award agreements contain a clawback provision, which makes all LTIP awards subject to the Company's right to recover the award in the event that it is determined that a participant engaged in conduct that contributed to any material restatement of our earnings.

  •
  Retention Policy—Our retention requirements require executive officers to retain a portion of stock received in a stock award prior to their attainment of our stock ownership guidelines.

        The Compensation Committee annually performs an assessment of compensation-related risks for all of our policies and programs. Periodically, the Compensation Committee retains outside consultants to assist in these assessments. These assessments include a review of multiple factors including, but not limited to, the design of compensation policies and programs, controls and approval processes and the negative discretion provided in the oversight of these programs. In 2012, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In the event that the Company's risk profile were to change, the Compensation Committee would consider appropriate adjustments in policies and practices.

Compensation Committee Report for the Year Ended December 31, 2012

        The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

        In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC ("2012 Form 10-K").

Compensation Committee:	Larry F. Altenbaumer, Chair
Jack L. Alexander
Henry W. Fayne
Gary R. Johnson
William D. Patterson

DIRECTOR COMPENSATION

        The Compensation Committee reviews director compensation periodically and recommends changes to the Board, when it deems them appropriate. We use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate such directors for their service on the Board in an amount that is commensurate with their role and involvement. In establishing director compensation, the Compensation Committee and the Board considers analyses prepared by Mercer of reported non-employee director compensation practices at the peer companies used by the Compensation Committee in its evaluation of named executive officers' compensation, discussed more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement.

Cash Compensation

        For the year ended December 31, 2012, the Board approved the following cash compensation for our non-employee directors for service on the Board and Board committees:

  •
  annual compensation retainer of $35,000 for each member of the Board, plus an additional $10,000 annually for each chairperson of the Audit and Compensation Committees, and $5,000 annually for the chairperson of the Nominating and Corporate Governance Committee;

  •
  cash compensation of $2,000 for each meeting of the Board attended in person and $1,000 for each meeting attended telephonically; and

  •
  cash compensation of $1,000 for each meeting of any committee (including any subcommittee) attended, whether in person or by phone.

        In addition, our directors are entitled to reimbursement for reasonable costs and expenses incurred in connection with attendance at Board and committee meetings.

Equity Compensation

        In 2012, the Board approved time-based restricted stock grants with a value of approximately $60,000 to each non-employee director, which was the same amount granted in 2011. Each grant vests ratably over a three-year period, but may be accelerated upon a change in control, as defined in the LTIP, provided the grantee is a member of the Board. Unvested restricted stock grants are forfeited when a director leaves the Board.

Other Features

        Our insider trading policy, among other things, prohibits directors from hedging the economic risk of their stock ownership. In addition, the Board established stock ownership guidelines for our non-employee directors to reinforce the importance of aligning the interests of the members of the Board with the interests of our stockholders. The guideline requires directors to meet an equity ownership level with a value equal to or greater than four times the annual retainer within five years from the later of March 31, 2011 and the date the non-employee director was appointed to the Board. We have adopted retention requirements with respect to these stock ownership guidelines whereby directors must retain shares received through an exercise of a stock option or the vesting of restricted stock if they have not reached the applicable stock ownership guideline.

        The following table sets forth each director's ownership as of January 31, 2013.

Name	Share Ownership	Market Value ($)(1)	Current Ownership Multiple	Compliance Deadline
Jack L. Alexander	5,072	119,203	3.4x	March 31, 2016
Larry F. Altenbaumer	6,941	163,125	4.7x	March 31, 2016
Henry W. Fayne	4,789	112,553	3.2x	March 31, 2016
Betty R. Johnson	6,424	150,975	4.3x	March 31, 2016
Gary R. Johnson	6,521	153,255	4.4x	March 31, 2016
Maurice E. Moore	1,216	28,576	0.8x	March 31, 2016
William D. Patterson	6,912	162,443	4.6x	March 31, 2016

(1)
The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price during the preceding twelve month period of $23.50.

2012 DIRECTOR COMPENSATION TABLE

        The following table sets forth the annual compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Jack L. Alexander	63,000	59,991	122,991
Larry F. Altenbaumer	72,000	59,991	131,991
Henry W. Fayne	63,000	59,991	122,991
Betty R. Johnson	60,000	59,991	119,991
Gary R. Johnson	68,000	59,991	127,991
Maurice E. Moore	60,000	59,991	119,991
William D. Patterson	73,000	59,991	132,991

(1)
Our directors have the option of receiving between 10% and 60% of their annual retainer in the form of our common stock. In 2012, the following directors received stock as a portion of their annual retainer: Mr. Altenbaumer: 1,301 shares or approximately 60% of his annual retainer; and Mr. Johnson: 1,084 shares or approximately 50% of his annual retainer.

(2)
Each director was awarded 3,432 shares of restricted stock on March 23, 2012, and all shares in this column represent the aggregate grant date fair value of those awards in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The aggregate grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule, which is three years. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the directors. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our 2012 Form 10-K.

(3)
We ceased granting stock options to non-employee directors after 2007. Messrs. Alexander, Altenbaumer, Fayne, Johnson and Patterson and Ms. Johnson each held 8,000 stock options as of December 31, 2012. The aggregate number of shares of restricted stock held by each non-employee director as of December 31, 2012 is as follows: Mr. Alexander: 5,280; Mr. Altenbaumer: 5,280; Mr. Fayne: 5,280; Ms. Johnson: 5,280; Mr. Johnson: 5,280; Mr. Moore: 5,315; and Mr. Patterson: 5,280.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis describes the material components of our executive officer compensation program for the officers who are named in the Executive Compensation Tables below and who are referred to as our "named executive officers." Our named executive officers for 2012 were as follows:

  •
  William A. Koertner, President and CEO;

  •
  Paul J. Evans, Vice President, Chief Financial Officer and Treasurer;(1)

  •
  Gerald B. Engen, Jr., Senior Vice President, Secretary and Chief Legal Officer;

  •
  William H. Green, Senior Vice President;

  •
  Marco A. Martinez, Vice President, Contract Performance;(1) and

  •
  Richard S. Swartz, Jr., Senior Vice President and Chief Operating Officer.

(1)
Paul J. Evans was appointed as Chief Financial Officer effective January 3, 2012. Mr. Martinez served as our Chief Financial Officer until January 3, 2012 when he became Vice President, Contract Performance.

Executive Summary

  2012 Company Performance

        MYR Group is a leading specialty contractor serving the electrical infrastructure market in the United States. We are one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. Our transmission and distribution customers include electric utilities, cooperatives and municipalities. To our transmission and distribution customers, we provide a broad range of services which includes design, engineering, procurement, construction, upgrade, maintenance and repair services with a particular focus on construction, maintenance and repair throughout the continental United States. We also provide commercial and industrial electrical contracting services to facility owners and general contractors in the western United States. Fiscal year 2012 was a year of significant growth and accomplishment for our company on many fronts:

  •
  Our full-year 2012 revenues were 999.0 million compared to full-year 2011 revenues of $780.4 million, a 28% increase.

  •
  Our transmission and distribution segment's revenues increased 33.2% in 2012 compared to 2011, and this business segment experienced record levels of activities.

  •
  Our commercial and industrial segment's revenues increased by 7.5% compared to 2011 in challenging markets and ended the year with a backlog that was 51.2% larger than at the end of 2011.

  •
  Our full-year 2012 diluted Earnings Per Share (EPS) were $1.60 compared to full-year 2011 diluted EPS of $0.87, an 84% increase.

        We are proud of our strong performance and credit much of our success to a sound compensation program, which aims to pay for performance and align compensation with both the short-term and long-term interests of our stockholders.

  Pay-For-Performance

        We have designed our compensation programs to reward our key executive officers for their contributions to our short-term and long-term performance and to be competitive with programs offered by companies with which we compete for executive officer talent. We believe that the pay of our named executive officers should be directly linked to performance, thus our compensation programs are designed to reward strong financial performance and safe operations.

        Although we do not use a specific formula to determine the mix of performance-based and fixed compensation paid to our named executive officers, our emphasis on pay-for-performance resulted in performance-based compensation (which we define as stock option awards, performance shares awards and cash awards tied to performance) representing a significant part of named executive officer's compensation in 2012. In 2012, performance-based compensation represented 56% of the target Total Direct Compensation (which we define as base salary, target bonus under our Senior Management Incentive Plan (the "SMIP") and target value of equity awards under our LTIP) for our CEO and an average of 50% for our other named executive officers, as shown in the charts below.

2012 Target Performance Based Compensation

        The target Total Direct Compensation for our CEO and named executive officers was below the median for the Peer Group (as discussed below under "Use of Compensation Consultants and Peer Groups").

	2012 Target Total Direct Compensation ($000)	Peer Group Median Total Direct Compensation ($000)
Chief Executive Officer	$1,966	$2,290
Other named executive officers (average)	$801	$850

  Compensation Highlights and Philosophy

        We endeavor to maintain strong compensation practices, which requires effective governance standards with respect to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2012:

  •
  The Committee performed a risk assessment to analyze whether any element of our compensation programs is reasonably likely to have a material adverse effect on our company;

  •
  We annually put our executive compensation to an advisory vote of our stockholders and received a positive response of over 93% at our 2012 Annual Meeting;

  •
  We have stock ownership guidelines, with a stock retention feature, for our named executive officers to align their interests with our stockholders' interests;

  •
  We keep open dialogue with stockholders to solicit input and feedback on our compensation practices and policies;

  •
  We maintain a policy that no longer includes gross-up payments for excise taxes in new employment agreements;

  •
  We provide our executive officers with total compensation opportunities at levels that are competitive with our peer companies, which rewards outstanding performance and the achievement of strategic goals;

  •
  Our employment agreements with our named executive officers provide for additional severance payments and benefits only on a so-called "double trigger" basis;

  •
  None of our named executive officers have pledged any holdings of Company equity or entered into any hedging transaction with respect to his holdings;

  •
  We granted equity awards under our LTIP that provide a mix of retention-based awards and awards that will reward our executives for the achievement of long-term performance goals that are intended to maximize stockholder value;

  •
  We include clawback provisions in our LTIP award agreements, which makes all equity awards under the LTIP subject to the Company's right to recover awards in the event that it is determined that a participant has engaged in conduct that contributed to any material restatement of our earnings; and

  •
  We implemented a rigorous peer group assessment and developed a peer group that provides a valuable comparison for compensation decisions.

Objectives of our Compensation Programs

        We seek to maintain the competitiveness of our executive compensation program with those of our peers and competitors. Adjustments to both overall compensation and the individual components of compensation are based on various factors including results of compensation benchmarking studies, general economic conditions, the effects of inflation or other economic forces, changes in our business operations and the related financial results, results from our stockholder vote on say on pay and changes in the compensation practices of our competitors. We also take into account each executive officer's individual performance when making compensation adjustments.

        The primary goals of our executive compensation program are to:

  •
  motivate executive leadership and promote behavior that aligns our executive officers' interests with those of our stockholders;

  •
  attract and retain the most talented and dedicated executives possible;

  •
  develop and maintain an understanding of our industries' competitive environment and position ourselves as a leader within our industries;

  •
  encourage our executives to develop business models and systems that seek out strategic opportunities, which benefit us and our stockholders;

  •
  implement a culture of legal and regulatory compliance and a commitment to operating our business with the highest standards of professional conduct, ethics and compliance;

  •
  achieve accountability for performance by linking compensation to the achievement of financial and safety performance goals; and

  •
  develop business and build backlog of profitable business to ensure our long-term success.

Management's Role

        The Compensation Committee oversees the executive compensation program for our named executive officers, as discussed under "Compensation Committee Matters." Our management also plays an important role in setting the compensation of our named executive officers by initially recommending various components of compensation, including financial performance goals, safety performance goals and strategic goals relating to each named executive officer. Management also makes recommendations regarding the base salary, cash bonus and equity awards for our named executive officers (other than with respect to our CEO). While our management makes recommendations as to the goals and awards for named executive officers' compensation (other than with respect to our CEO), the Compensation Committee has final authority and complete discretion to ultimately set the compensation of our named executive officers.

        At the request of the Compensation Committee, our CEO presents to the Compensation Committee his evaluation of the performance of our named executive officers and his recommendations regarding their compensation. The Compensation Committee considers these evaluations and recommendations in determining our named executive officers' salaries and the amounts that may be paid under our incentive plans.

        To assist the Compensation Committee, management also prepares information "tally sheets." The purpose of the tally sheets is to provide the Compensation Committee the information on key elements of actual compensation and potential compensation for our named executive officers so that the Compensation Committee may fully evaluate our total compensation packages. Further, the Compensation Committee discusses compensation decisions with its independent compensation consultant and deliberates on such decisions without management present.

Use of Compensation Consultants and Peer Groups

        The Compensation Committee believes that it is appropriate to utilize compensation benchmarking studies of our peer and competitor companies to establish compensation targets because the competitiveness of our compensation practices greatly influences our ability to attract, motivate and retain top executive officer talent, which is an important determinant of our business success. However, the Compensation Committee believes compensation benchmarking studies should only be considered as a point of reference for measurement, but not as the determinative factor for our named executive officers' compensation. The results of the studies do not supplant the significance of the individual performance of our named executive officers that the Compensation Committee considers when making compensation decisions. Because the information provided by compensation benchmark studies is just one of the pieces of information that is used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, the Compensation Committee has discretion to determine the frequency of performing benchmarking and other studies.

        We annually compare our compensation program with those companies in a peer group (the "Peer Group") that the Compensation Committee evaluates together with Mercer. The companies selected for inclusion in the Peer Group, which are listed below, were selected on the basis of a number of factors, including similar industry characteristics, revenues and market capitalization, as well as companies we compete against for talent. All of the companies selected are publicly traded U.S. companies in the construction, engineering and commercial services industries with annual revenue between one-third and three times our annual revenue.

        During our 2012 review of the makeup of our Peer Group, we added a number of companies in order to provide a broader sampling of companies with similar industry characteristics, revenues or market capitalization. We added Cal Dive International, Inc, Layne Christensen Company, Newpark Resources, Inc., Orion Marine Group, Inc., Sterling Construction Company Inc., Superior Energy

Services, Inc. and Unitek Global Services, Inc., while removing Mastec, Inc., which no longer met the criteria for market capitalization. The companies included in the Peer Group in 2011 were:

Peer Group
Ameron International Corporation	MasTec, Inc.
Astec Industries, Inc.	Matrix Service Company
Comfort Systems USA, Inc.	Michael Baker Corporation
Dycom Industries, Inc.	Pike Holdings, Inc.
ENGlobal Corporation	Primoris Services Corporation
Granite Construction Incorporated	Tetra Tech, Inc.
Insituform Technologies, Inc.	TRC Companies, Inc.
Integrated Electrical Services, Inc.	Willbros Group Inc.

        The companies included in the Peer Group in 2012 were:

Peer Group
Aegion Corporation (formerly Insituform Technologies)
Ameron International Corporation
Astec Industries, Inc.
Cal Dive International, Inc.
Comfort Systems USA, Inc.
Dycom Industries, Inc.
ENGlobal Corporation
Granite Construction Incorporated
Integrated Electrical Services, Inc.
Layne Christensen Company
Matrix Service Company	Michael Baker Corporation
Newpark Resources, Inc.
Orion Marine Group, Inc.
Pike Electric Corporation
Primoris Services Corporation
Sterling Construction Company Inc.
Superior Energy Services, Inc.
Tetra Tech, Inc.
TRC Companies, Inc.
UniTek Global Services, Inc.
Willbros Group Inc.

        In November 2011, Mercer performed an executive compensation study (the "Mercer Executive Compensation Review") which was presented to the Compensation Committee in March 2012. The Mercer Executive Compensation Review included comparisons to the Peer Group to ensure that our executive compensation program for 2012 was competitive with the group and our markets. The Compensation Committee generally seeks to target total executive compensation at or near the median total compensation of the Peer Group and allows business and individual performance to determine whether actual pay is above or below the median. The Compensation Committee believes that this review of Peer Group programs provides valuable information during the Compensation Committee's review and design of both named executive officer's overall compensation levels as well as individual components of compensation including the allocation of compensation between long-term and short-term compensation and cash and non-cash compensation.

Communications with Stockholders on Executive Compensation

        At our 2012 Annual Meeting, our stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by more than 93% of the votes cast on the proposal (the "say on pay proposal"). These results demonstrated strong stockholder support for our overall executive compensation approach. The Compensation Committee considered and will continue to consider the outcome of these annual advisory votes when considering future executive compensation arrangements.

        In addition to our annual say on pay proposal, management has also opened a dialogue with our stockholders. As part of this dialogue, stockholders are encouraged to provide feedback on our executive compensation programs and to provide us feedback on its various components. We have reached out to and engaged in conversations with some of our larger stockholders regarding our compensation programs and philosophy, all of whom expressed positive feedback on our current practices. We believe that these conversations will better situate our company to modify the compensation programs to address shareholder concerns on an ongoing basis. Management reports to the Compensation Committee on issues or concerns our stockholders provide with respect to our executive compensation programs. We encourage shareholders to reach out to the Board or the Compensation Committee with any feedback on our executive compensation programs. For more information on providing feedback and the related procedures, please see "Corporate Governance—Communications with the Board" in this Proxy Statement.

Summary of Compensation Programs

        This table summarizes the material elements of our 2012 compensation program for named executive officers.

Compensation Element	Objectives	Key Features
Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Varies based on skills, experience, level of responsibility and other factors.
Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.
Senior Management Incentive Plan

To reward annual corporate performance.
To align named executive officer's interests with those of our stockholders by linking compensation with financial and safety performance.
To retain named executive officers by providing market-competitive compensation.

Annual incentive payments are cash awards based on financial and safety performance objectives. Annual cash incentive awards are capped at 150% of target.

Compensation Element	Objectives	Key Features
Long-Term Incentive Plan (Equity Awards)	To align named executive officers' interests with long-term stockholder interests by linking part of each named executive officer's compensation to long-term corporate performance.	Targeted at levels that will provide total direct compensation (base salary plus annual incentive plus equity awards) competitive with our Peer Group's total direct compensation.
	To provide opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our named executive officers.	Utilizes different equity types, including stock options, restricted stock and performance shares to balance the multiple objectives.
	To retain named executive officers through multi-year vesting of equity grants and multi-year performance periods.	Long-term equity awards generally vest annually over three-year or five-year periods and the amount of performance shares that can be earned is capped at 200% of target award.
Profit Sharing Contributions to Diversified Holdings Savings Plan	To reward annual corporate performance for our employees, including our named executive officers.	Contribute up to 10% of salary depending on the profitability of the Company.
401(k) Matching Contributions to Diversified Holdings Savings Plan	To provide certain retirement income for our employees, including our named executive officers.	Provide a match of 100% of an employee's contributions up to the first 6% of such employee's base salary, up to the maximum allowed by the plan.
Financial Planning Services	To provide financial planning services to our named executive officers.	Use of a financial planning service.
Executive Perquisites	To attract and retain named executive officers.	Use of a Company vehicle or a car allowance.

Base Salary

        Base salary is a critical element of our named executive officers' compensation because it provides named executive officers with a base level of guaranteed monthly income to compensate them for services provided to us.

        The Compensation Committee generally reviews the base salaries of the named executive officers annually. To assist with that review, the Compensation Committee often will refer to the base salaries in effect for comparable officers at companies in the Peer Group. The Compensation Committee has typically considered such review, as well as internal comparables, individual performance, economic conditions and the Company's financial performance, in reviewing base salary levels. When market or merit increases are warranted, changes in base salary are generally made effective during our second quarter.

Senior Management Incentive Plan

        The SMIP is designed to provide our named executive officers with cash performance awards payable annually to reward the achievement of certain financial and safety performance goals that we believe are strongly linked to stockholder value creation. An important factor in our decision to pay our SMIP awards in cash rather than in equity has been to ensure that our compensation program remains competitive with the programs of our direct competitors, which include private companies that primarily pay their executives with cash. Our SMIP performance targets are measured against financial performance and safety goals that are established annually by the Compensation Committee and that encourage our named executive officers to increase stockholder value by focusing on growth in revenue and earnings and safety in operations.

        The payout for each named executive officer under the SMIP is dependent on a percentage of each named executive officer's salary that the Compensation Committee determines to be subject to the plan and our performance measured against the financial and safety goals established by the Compensation Committee pursuant to the SMIP.

        Consistent with our compensation objective of linking named executive officers' compensation with performance, each named executive officer's 2012 award pursuant to the SMIP was based on pretax income as the financial performance goal and total case rate, lost time cases and the avoidance of a catastrophic accident resulting in a fatality as the safety performance goals because we believe these metrics are strongly correlated with our success. The performance goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a concerted effort by our named executive officers in consideration of current conditions and trends. Target payouts have been attained three times in the past five years.

        Each named executive officer's bonus opportunity under the SMIP is expressed as a percentage of his base salary and depends on the level of achievement of the performance goals, as provided in the table below.

	Performance Rating(1)
Named Executive Officer	75% of Goal (Threshold)	100% of Goal (Target)	150% of Goal (Maximum)
	(percentage of base salary)
Mr. Koertner	37.5%	87.0%	150%
Messrs. Engen, Green and Swartz	35.0%	71.0%	125%
Mr.Evans	33.5%	65.0%	110%
Mr.Martinez(2)	32.7%	48.0%	79.5%

(1)
There is no payout under the SMIP unless 75% of the performance goal is achieved. The SMIP provides for a range of payouts based upon the achievement of our performance goals determined by linear interpolation.

(2)
Mr. Martinez's service as our Chief Financial Officer ended on January 3, 2012. Therefore, he did not participate in the SMIP in 2012. The Compensation Committee, through a short-term incentive program available to other officers, set the above performance ratings for Mr. Martinez in 2012.

        The performance goals for target, threshold and maximum, as well as the actual level of performance achieved for SMIP plan year 2012, are displayed in the following table (dollars in thousands):

	Threshold	Target	Maximum	2012 Results
Pretax Income	$31,984	$42,645	$63,968	$54,690
Total Case Rate	3.73	2.80	1.87	2.47
Lost Time Rate	1.13	0.85	0.57	0.42

        The following table shows performance goals weighting, based on each individual named executive officers' level of responsibility within the company, that are applied to that named executive officers' base salary to determine payout for awards under the SMIP in 2012:

	Pretax Income (% of Base Salary)			Total Case Rate (% of Base Salary)			Lost Time Rate (% of Base Salary)			Catastrophic Accident (% of Base Salary)
	Thres.	Target	Max	Thres.	Target	Max	Thres.	Target	Max	Event(1)	No Event
Mr. Koertner	17.5	56.0	105.0	2.5	8.0	15.0	2.5	8.0	15.0	0	15.0
Mr. Evans	17.5	42.0	77.0	2.5	6.0	11.0	2.5	6.0	11.0	0	11.0
Mr. Engen	17.5	45.5	87.5	2.5	6.5	12.5	2.5	6.5	12.5	0	12.5
Mr. Green	17.5	45.5	87.5	2.5	6.5	12.5	2.5	6.5	12.5	0	12.5
Mr. Martinez(2)	16.1	28.0	52.5	2.3	4.0	7.5	2.3	4.0	7.5	0	12.0
Mr. Swartz	17.5	45.5	87.5	2.5	6.5	12.5	2.5	6.5	12.5	0	12.5

(1)
Each of the safety performance criterion of total case rate, lost time cases and the avoidance of a catastrophic accident resulting in a fatality are weighted at 10% of the total payout under the SMIP. If any catastrophic accident resulting in a fatality occurs, there is no award for this criterion, however, if no such event occurs, payout shall be made at the criterions maximum payout. There was no award for this criterion for 2012.

(2)
Reflects Mr. Martinez's award opportunities under a short-term incentive program available to other officers, not the SMIP.

        Under our SMIP, target incentive opportunities are expressed as a percentage of base salary, which percentage is determined by the Compensation Committee, based on position, market pay levels and our overall compensation philosophy, which emphasizes performance-based compensation. The table below sets forth for SMIP plan year 2012 target annual incentive opportunities for threshold, target and maximum performance levels. The actual payout amounts are computed based on actual 2012 performance, as outlined above.

	2012 SMIP Base Salary ($)	Threshold Award ($)	Target Award ($)	Maximum Award ($)	2012 Actual Award ($)	2012 Actual (% Base Salary)
Mr. Koertner	567,500	212,813	493,725	851,250	615,170	108.5%
Mr. Evans	298,846	100,113	194,250	328,731	239,077	80.1%
Mr. Engen	317,750	111,213	225,603	397,188	285,022	89.8%
Mr. Green	333,500	116,725	236,785	416,875	299,150	89.8%
Mr. Martinez(1)	199,615	65,274	95,815	149,711	108,192	54.3%
Mr. Swartz	341,000	119,350	242,110	426,250	305,877	89.8%

(1)
Reflects Mr. Martinez's award under a short-term incentive program available to other officers, not the SMIP.

Long-Term Incentive Compensation

        We believe that long-term performance is achieved through an ownership culture that rewards and encourages our named executive officers to foster our long-term success. We believe that an effective method to reward and encourage such success is through the use of stock-based awards. The purposes of the LTIP are to attract, motivate and retain our key employees and directors upon whose judgment, initiative and efforts the financial success and growth of our business largely depends, to provide additional incentive to our employees and directors through stock ownership and other rights that promote and recognize our financial success and growth, and to align management's interests to that of our stockholders. As part of the LTIP, we include a "Change in Control" provision that more closely aligns our interests with the named executive officers in the event of a change in control by allowing the Compensation Committee to adjust the LTIP awards to maintain and protect the rights of the participants in the LTIP in case of a change in control. Under the terms of the LTIP, the Compensation Committee has the authority to determine who will receive awards under the LTIP, the amounts of the awards and the limitations on those awards.

        The Compensation Committee approved equity awards to the named executive officers in 2012 after considering the market data with respect to each named executive officer in the Mercer Executive Compensation Review, compensation levels of our Peer Group and general individual and corporate performance. The Compensation Committee elected to award equity compensation to our named executive officers, except Mr. Green, during 2012 composed of one-third non-qualifying stock options, one-third restricted stock and one-third performance shares. The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between the incentives provided by the different types of equity. For example, stock options only generate value if the value of the stock appreciates; restricted stock provides a benefit by helping to retain key employees; and performance shares are designed to vary the level of rewards a named executive officer receives dependent on actual corporate performance results that are critical to stockholders. As Mr. Green had reached normal retirement age on the date of the 2012 award of equity compensation, because of the immediate income tax liability that would have arisen with an award of restricted stock, the Compensation Committee elected to award Mr. Green equity compensation in the form of 100% non-qualifying stock options.

        The Compensation Committee approved equity award grants to our named executive officers in the following amounts based on grant-date fair value, consistent with the presentation in the Summary Compensation Table:

	Nominal Value of Equity Awards ($)	Value of Options ($)	Value of Restricted Stock ($)	Value of Performance Shares ($)
William A. Koertner	899,980	299,996	299,992	299,992
Paul J. Evans(1)	—	—	—	—
Gerald B. Engen, Jr.	259,993	86,661	86,666	86,666
William H. Green	209,993	209,993	—	—
Marco A. Martinez	9,967	3,325	3,321	3,321
Richard S. Swartz, Jr.	299,968	99,996	99,986	99,986

(1)
Upon joining the Company on January 3, 2012, the Compensation Committee granted Mr. Evans 11,562 shares of restricted stock with a nominal value of $224,997 (five-year ratable vesting) and 23,734 non-qualified stock options with a nominal value of $224,988 (four-year ratable vesting). As a result of this January 2012 award, the Compensation Committee elected not to award Mr. Evans an annual equity grant in 2012.

        We design our awards of performance shares to motivate executive officers to achieve long-term financial goals and superior shareholder returns. The performance shares granted in 2012 will be earned based on the achievement of the target level of return on equity ("ROE"), a non-GAAP financial measure, which we define as net income divided by total stockholders' equity. The number of performance shares earned from this award is dependent on the actual level of ROE achieved for the performance period running from January 1, 2012 through December 31, 2014, and the number of earned shares can vary between 0% and 200% of the target number. However, in no case will the earned number of shares exceed 200% of the target number. We do not publicly disclose future target levels of ROE under the performance shares granted because that information constitutes confidential commercial or financial information, the disclosure of which could cause us competitive harm with regard to short-term strategies and goals. We intend to disclose this information after the conclusion of the applicable performance period.

        We first awarded performance share awards in 2010 for the performance period running from January 1, 2010 through December 31, 2012 (the "2010 Performance Period"). The performance shares granted in 2010 were earned based on the achievement of the target level of ROE set at the beginning of the 2010 Performance Period. The number of performance shares earned from this award was dependent on the actual level of ROE achieved for the 2010 Performance Period, and the number of earned shares could vary between 0% and 200% of the target number. However, in no case could the earned number of shares exceed 200% of the target number. The ROE target for the 2010 Performance Period was 13.0%. Based on the three-year average ROE for the 2010 Performance Period, 76.6% of the target performance shares awarded were earned. The chart below shows the performance share payouts for each of our named executive officers that were awarded performance shares in 2010.

	Target Award	Actual Award	Award Value at Vesting(1) ($)
William A. Koertner	14,551	11,155	248,199
Gerald B. Engen, Jr.	4,850	3,718	82,726
William H. Green	4,850	3,718	82,726
Marco A. Martinez	2,910	2,231	49,640
Richard S. Swartz, Jr.	4,850	3,718	82,726

(1)
Award value is based on the closing stock price of $22.25 on December 31, 2012, the vesting date.

Other Compensation

        At its discretion, the Compensation Committee may authorize profit sharing contributions to the Diversified Holdings Savings Plan (our 401(k) plan) accounts of our employees, including our named executive officers, subject to applicable limitations. For 2012, we paid 10% of base salary in profit sharing contributions.

        Additionally, our employees, including our named executive officers, receive matching contributions under our 401(k) plan. We match 100% of an employee's contributions up to the first 6% of such employee's base salary, up to the maximum allowed by the plan.

        Each named executive officer is eligible to utilize the financial service planning offered by the company as perquisite. In 2012, only Messers. Engen and Green elected to use this service.

        Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any health insurance or health care plan, life insurance, disability insurance, retirement plan, vacation and sick leave plan and other similar plans. In addition, each named executive officer is eligible for certain other benefits that are generally available to our employees, including reimbursement of business and entertainment expenses, reimbursement of relocation expenses and perquisites including the choice of a car allowance or the use of a company car with a gas card. The Board may revise, amend or add to the executive officer's benefits and perquisites as it deems advisable.

Exercise of Discretion in Executive Compensation Decisions

        The Compensation Committee has complete discretion to withhold payment of an award under our SMIP regardless of whether we or our named executive officers have successfully met the goals set under the SMIP. For 2012, the Compensation Committee did not exercise such discretion in the payment or non-payment of SMIP awards to our named executive officers.

        The Compensation Committee has the authority and discretion to determine to whom and the nature of equity compensation grants under our LTIP. The Compensation Committee also has the authority to cancel outstanding grants and substitute new grants of the same or different number of shares of stock and having and exercise prices that may be the same or different than the exercise price of the cancelled grants or amend the terms of outstanding grants provided that such amendment does not impair the rights of the grantee without the grantee's consent. The LTIP prohibits the repricing of outstanding stock options or SARs without stockholder approval.

Employment Agreements, Severance Benefits and Change in Control Provisions

        In connection with our private placement in 2007, we entered into employment agreements with each of the individuals serving as named executive officers at the time. These employment agreements (the "Legacy Employment Agreements") remain in place with Mr. Koertner, Mr. Engen, Mr. Green and Mr. Swartz. Mr. Evans entered into an employment agreement (the "Evans Employment Agreement" and, together with the Legacy Employment Agreements, the "Employment Agreements") in connection with his appointment in January 2012. Mr. Martinez is no longer party to an employment agreement with the Company. The Employment Agreements provide for severance payments and benefits upon a termination of a named executive's employment without cause or for "good reason," as further described below in the description of the Employment Agreements in the narrative to the 2012 Grants of Plan-Based Awards Table. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view the cash severance and continuation of health and welfare benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time due to the restrictive covenants, including a one-year non-compete covenant, in the Employment Agreements.

        In addition, the Employment Agreements provide for additional severance payments and benefits upon a termination of a named executive's employment without cause or for "good reason" within one year following a change in control (i.e., only on a so-called "double trigger" basis). We believe that providing change in control benefits reduces the reluctance of our named executive officers to pursue potential change in control transactions that may be in our best interest while simultaneously preserving neutrality in negotiating and executing transactions that are favorable to us. In 2011, the Compensation Committee instituted a policy that it would no longer include gross-up payments for excise taxes as a result of a change in control pursuant to any new employment agreement. Accordingly, the Evans Employment Agreement does not include any provision to provide gross-up payments for excise taxes as a result of a change in control.

Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the Compensation Committee considered the deductibility of executive compensation under Section 162(m) of the IRS Code. Section 162(m) generally disallows a tax deduction for compensation that we pay to our CEO or any of the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1,000,000 in any taxable year. However, this deduction limitation does not apply to compensation that is "performance-based" under 162(m).

        In order to maintain flexibility in making compensation decisions, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the IRS Code. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the IRS Code. In 2010, our stockholders approved a plan applicable to annual bonuses for our named executive officers, the SMIP. The Committee anticipates that this plan will result in tax deductibility for any compensation we pay to such executive officers that exceeds $1,000,000 in any taxable year. However, the Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in our best interest to do so.

Stock Ownership Guidelines and Retention

        In order to align the interests of our executives with those of our stockholders, we require our named executive officers to attain the levels of beneficial stock ownership measured based on a multiple of his or her annual base salary, as set forth below:

Name	Stock Ownership Guideline
Chief Executive Officer	5×base salary
All Other Named Executive Officers	3×base salary

        Named executive officers have five years from the later of March 31, 2011 and their appointment to a position subject to the guidelines to attain these levels of beneficial stock ownership. We have adopted retention requirements with respect to these stock ownership guidelines whereby named executive officers must retain shares received through an exercise of a stock option or the vesting of restricted stock if they have not reached the applicable stock ownership guideline. The following table sets forth each named executive officers' ownership value as of January 31, 2013.

Name	Share Ownership	Market Value ($)(1)	Ownership Guideline	Current Ownership Multiple	Compliance Deadline
William A. Koertner	420,058	9,871,373	5x	17.3x	March 31, 2016
Paul J. Evans	3,462	81,360	3x	0.3x	January 3, 2017
Gerald B. Engen, Jr	48,437	1,138,259	3x	3.6x	March 31, 2016
William H. Green	76,896	1,807,066	3x	5.4x	March 31, 2016
Richard S. Swartz, Jr	64,114	1,506,679	3x	4.4x	March 31, 2016

(1)
The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price during the preceding twelve month period of $23.50.

Trading Restrictions

        We also have an insider trading policy which, among other things, prohibits named executive officers from hedging the economic risk of their stock ownership. Among other restrictions, the policy also prohibits trading in our securities outside of window periods (following earnings releases) or without pre-clearance. The policy also prohibits short-selling of the company's securities.

Clawback Arrangements

        Each of the agreements underlying equity awards granted to our named executive officers under our LTIP permits the Compensation Committee to cause us to recover shares of common stock or cash paid to the named executive officer with respect to the applicable award if:

  •
  we restate any part of our financial statements for any fiscal year or years covered by the respective award due to a material noncompliance with any applicable financial reporting requirement; and

  •
  the Compensation Committee determines that the respective named executive officer is personally responsible for causing the restatement as a result of his or her personal misconduct or any fraudulent activity on the part of the named executive officer.

        In the case of stock options, to the extent an applicable named executive officer exercises a stock option within a period of 18 months prior to the restatement, we may recover from the named executive officer any equity acquired by the named executive officer or any net proceeds of any exercises and sales. For grants of restricted stock, we may recover any shares that vested within the period of 18 months prior to the restatement or the net proceeds of any sales of such shares. With respect to performance shares, the amount of any cash or shares recoverable is limited to the amount by which the payments exceeded the amount that would have been paid to the named executive officer had our financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Compensation Committee.

Conclusion

        We have designed and administer our compensation programs in a manner that emphasizes the retention of our named executive officers and rewards them appropriately for positive results. We monitor the programs in recognition of the dynamic marketplace in which we compete for talent and will continue to emphasize pay-for-performance and equity-based incentive plans that reward our named executive officers for results aligned with the interests of our stockholders.

EXECUTIVE COMPENSATION TABLES

2012 Summary Compensation Table

        The following table shows the annual compensation earned by our named executive officers, for the fiscal years ended December 31, 2012, 2011 and 2010.

Name/Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Comp(2) ($)	All Other Comp(3) ($)	Total ($)
William A. Koertner	2012	567,500	599,984	299,996	615,170	39,600	2,122,250
Chairman, President and Chief	2011	554,615	599,954	299,990	571,808	36,000	2,062,367
Executive Officer	2010	500,000	499,972	249,998	296,400	21,300	1,567,670
Paul J. Evans(4)	2012	298,846	224,997	224,988	239,077	91,580	1,079,488
Vice President, Chief Financial Officer
and Treasurer
Gerald B. Engen, Jr	2012	317,750	173,332	86,661	285,022	33,000	895,765
Senior Vice President, Chief Legal	2011	305,039	173,322	86,655	258,673	36,322	860,011
Officer and Secretary	2010	275,000	166,646	83,327	138,105	16,640	679,718
William H. Green	2012	333,500	—	209,993	299,150	58,846	901,489
Senior Vice President	2011	327,962	199,968	99,993	278,111	33,650	939,684
	2010	310,000	166,646	83,327	155,682	14,700	730,355
Marco A. Martinez	2012	199,615	6,642	3,325	108,192	38,542	356,316
Vice President, Contract Performance;	2011	267,404	139,954	69,991	204,564	35,650	717,563
Former Chief Financial Officer and	2010	255,000	99,988	49,993	118,320	22,150	545,451
Treasurer(5)
Richard S. Swartz, Jr.	2012	341,000	199,972	99,996	305,877	62,493	1,009,338
Senior Vice President and Chief	2011	318,538	364,961	99,993	270,121	37,437	1,091,050
Operating Officer(6)	2010	275,000	166,646	83,327	138,105	16,622	679,700

(1)
Represents the aggregate grant date fair value of restricted stock and performance shares and stock option awards granted under the LTIP during the applicable period in accordance with FASB ASC Topic 718. The aggregate grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. Assumptions used in the calculation of these amounts and vesting details are included in footnote 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our 2012 Form 10-K. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the officers. Below is a breakout of the 2010, 2011 and 2012 performance share grant date fair values assuming target performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the stock price on the grant date).

Name	Award	Grant Date Fair Value ($)	Maximum Performance ($)
William A. Koertner	2012	299,992	599,984
	2011	299,977	599,954
	2010	249,986	499,972
Gerald B. Engen, Jr.	2012	86,666	173,332
	2011	86,661	173,322
	2010	83,323	166,646
William H. Green	2011	99,984	199,969
	2010	83,323	166,646
Marco A. Martinez	2012	3,321	6,642
	2011	69,997	139,954
	2010	49,994	99,988
Richard S. Swartz, Jr.	2012	99,986	199,971
	2011	99,984	199,969
	2010	83,323	166,646
(2)
Represents the dollar value of the cash awards earned under our SMIP for fiscal 2010, 2011 and 2012. For further details regarding the SMIP, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Management Incentive Plan" above. The amount shown for Mr. Martinez in 2012 represents amounts he received under a short-term incentive program available to other officers, not the SMIP.

(3)
The following supplemental table describes the items of compensation reported in this column:

Name	Year	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Automobile and Other Travel Expenses ($)(A)	Financial Planning Services ($)	Taxable Relocation Expenses ($)	Vacation Payout ($)(B)
William A. Koertner	2012	15,000	18,000	6,600	—	—	—
	2011	14,700	14,700	6,600	—	—	—
	2010	14,700	—	6,600	—	—	—
Paul J. Evans	2012	15,000	18,000	6,600	—	51,980	—
Gerald B. Engen, Jr.	2012	15,000	18,000	—	—	—	—
	2011	14,700	14,700	2,672	4,250	—	—
	2010	14,279	—	2,361	—	—	—
William H. Green	2012	15,000	18,000	—	—	—	25,846
	2011	14,700	14,700	—	4,250	—	—
	2010	14,700	—	—	—	—	—
Marco A. Martinez	2012	12,075	20,125	6,342	—	—	—
	2011	14,700	14,700	6,250	—	—	—
	2010	14,700	—	7,450	—	—	—
Richard S. Swartz, Jr.	2012	15,000	18,000	2,878	—	—	26,615
	2011	14,700	14,700	3,787	4,250	—	—
	2010	14,700	—	1,922	—	—	—

  (A)
  Represents the named executive officer's personal use of a company automobile or automobile and fuel allowance and related expenses and reimbursement for certain personal travel-related expenses.

  (B)
  Messrs. Green and Swartz received cash payments for excess accrued but unused vacation days under our vacation policy prior to a change in the vacation policy in 1998.

(4)
Upon joining the Company on January 3, 2012, the Compensation Committee granted Mr. Evans 11,562 shares of restricted stock (five-year ratable vesting) and 23,734 non-qualified stock options (four-year ratable vesting).

(5)
Mr. Martinez served as our Chief Financial Officer until January 3, 2012. Paul J. Evans was appointed as Chief Financial Officer effective January 3, 2012.

(6)
In connection with Mr. Swartz's promotion to Chief Operating Officer in 2011, he was awarded a one-time grant of 6,688 shares of restricted stock. This restricted stock will cliff vest on May 12, 2016 provided that Mr. Swartz remains employed until that date.

2012 Grants of Plan-Based Awards

        The following tables set forth the target and range for grants of awards made to each of the named executive officers under the SMIP and LTIP for 2012.

					Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Grant Date Fair Value of Option and Stock Awards(5) ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)								Exercise or Base Price of Option Awards ($/sh)
								All Other Stock Awards(3) (#)	All Other Option Awards(4) (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Koertner		212,813	493,725	851,250
	3/23/12				8,581	17,162	34,324	17,162	35,635	17.48	899,980
Paul J. Evans		100,113	194,250	328,731
	1/3/12				—	—	—	11,562	23,734	19.46	449,985
Gerald B. Engen, Jr.		111,213	225,603	397,188
	3/23/12				2,479	4,958	9,916	4,958	10,294	17.48	259,993
William H. Green		116,725	236,785	416,875
	3/23/12				—	—	—	—	24,944	17.48	209,993
Marco A. Martinez		65,274	95,815	149,711
	3/23/12				95	190	380	190	395	17.48	9,967
Richard S. Swartz, Jr.		119,350	242,110	426,250
	3/23/12				2,860	5,720	11,440	5,720	11,878	17.48	299,968

(1)
The target amounts represent the potential cash payout if performance is at target levels under the SMIP or, for Mr. Martinez, under the management incentive plan. For further details regarding the SMIP, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Management Incentive Plan" above. Actual amounts awarded under the SMIP were paid in 2013 and are disclosed in the 2012 Summary Compensation Table.

(2)
These columns contain the performance-based awards only. The "Target" column represents the number of shares payable if the target ROE level is met. The "Maximum" column represents the maximum number of shares payable if the performance target is exceeded. The performance period for these shares is January 1, 2012 through December 31, 2014. The "Threshold" column represents the number of shares payable if the minimum performance target is met.

(3)
Represents the restricted stock awards granted on March 23, 2012 under the LTIP, which vest ratably over a five-year period. The restricted shares granted under the LTIP to Mr. Evans on January 3, 2012 also vest over a five-year period.

(4)
Represents the non-qualified stock options granted under the LTIP (a) on March 23, 2012 to Mr. Koertner, Mr. Engen, Mr. Green, Mr. Martinez and Mr. Swartz, which vest ratably over a three-year period and (b) on January 3, 2012 to Mr. Evans, which vest over a four-year period.

(5)
Represents the aggregate grant date fair value of options, restricted stock and performance shares granted under the LTIP during the fiscal year ended December 31, 2012 in accordance with FASB ASC Topic 718. The aggregate grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. The fair value per share of the options granted on January 3, 2012 was approximately $9.48. The fair value per share of the options granted on March 23, 2012 was approximately $8.42. The fair value per share of the restricted stock and performance awards granted on March 23, 2012 was $17.48. The fair value per share of the restricted stock granted on January 3, 2012 was $19.46. Assumptions used in the calculation of these amounts and vesting details are included in footnote 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2012 included in our 2012 Form 10-K. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the officers.

Outstanding Equity Awards at 2012 Fiscal Year End

        The following table set forth for each named executive officer, outstanding equity awards as of the end of the 2012 fiscal year.

	OPTION AWARDS				STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (# Exercisable) (b)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable) (c)	Option Exercise Price ($)(d)	Option Expiration Date(e)	Number of Shares of Stock That Have Not Vested(f)		Market Value of Shares of Stock that Have Not Vested $(g)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(h)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested($)(i)(2)
William A. Koertner	219,732		3.65	06/02/16
	110,000		13.00	12/20/17
	19,120	9,559	17.18	03/24/20
	8,420	16,838	24.18	03/24/21
		35,635	17.48	03/23/22
					8,730	(3)	194,243	12,406	(6)	276,034
					9,924	(4)	220,809	17,162	(7)	381,855
					17,162	(5)	381,855
Paul J. Evans		23,734	19.46	01/03/22
					11,562	(8)	257,255
Gerald B. Engen, Jr.	20,894		3.65	06/02/16
	32,000		13.00	12/20/17
	6,373	3,186	17.18	03/24/20
	2,432	4,864	24.18	03/24/21
		10,294	17.48	03/23/22
					2,910	(3)	64,748	3,584	(6)	79,744
					2,864	(4)	63,724	4,958	(7)	110,316
					4,958	(5)	110,316
William H. Green	27,301		3.65	06/02/16
	32,000		13.00	12/20/17
	6,373	3,186	17.18	03/24/20
	2,806	5,613	24.18	03/24/21
		24,944	17.48	03/23/22
					2,910	(3)	64,748	4,135	(6)	92,004
					3,308	(4)	73,603
Marco A. Martinez	3,824	1,911	17.18	03/24/20
	1,965	3,928	24.18	03/24/21
		395	17.48	03/23/22
					1,746	(3)	38,849	2,894	(6)	64,392
					2,312	(4)	51,442	190	(7)	4,228
					190	(5)	4,228
Richard S. Swartz, Jr.	43,155		3.65	06/02/16
	32,000		13.00	12/20/17
	6,373	3,186	17.18	03/24/20
	2,807	5,612	24.18	03/24/21
		11,878	17.48	03/23/22
					2,910	(3)	64,748	4,135	(6)	92,004
					3,308	(4)	73,603	5,720	(7)	127,270
					6,688	(9)	148,808
					5,720	(5)	127,270

(1)
The options in column (b) with an option expiration date of June 2, 2016 were granted under the MYR Group Inc. 2006 Stock Option Plan and vested upon the closing of the 2007 Private Placement. All other options were granted under the stockholder-approved LTIP and vest ratably over a three year period.

(2)
The closing price ($22.25) of the Company's shares on December 31, 2012 was used to determine the market values shown in columns (g) and (i).

(3)
These restricted stock awards were granted on March 24, 2010 and vest ratably over a five-year period. These restricted stock awards are subject to certain claw-back provisions.

(4)
These restricted stock awards were granted on March 24, 2011 and vest ratably over a five-year period. These restricted stock awards are subject to certain claw-back provisions.

(5)
These restricted stock awards were granted on March 23, 2012 and vest ratably over a five-year period. These restricted stock awards are subject to certain claw-back provisions.

(6)
These performance stock awards will cliff vest on December 31, 2013, and are subject to the achievement of certain specified levels of the Company's ROE over a performance measurement period from January 1, 2011 to December 31, 2013. These performance stock awards are subject to certain claw-back provisions.

(7)
These performance stock awards will cliff vest on December 31, 2014, and are subject to the achievement of certain specified levels of the Company's ROE over a performance measurement period from January 1, 2012 to December 31, 2014. These performance stock awards are subject to certain claw-back provisions.

(8)
These restricted stock awards were granted on January 3, 2012 to Mr. Evans upon his employment with the Company. The awards vest ratably over a five-year period. These restricted stock awards are subject to certain claw-back provisions.

(9)
These restricted stock awards were granted on May 12, 2011 to Mr. Swartz upon his promotion to Chief Operating Officer. The awards will cliff vest on May 12, 2016. These restricted stock awards are subject to certain claw-back provisions.

2012 Option Exercises and Vesting of Stock Awards

        The following table sets forth for each named executive officer, the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise #	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
William A. Koertner	45,717	781,904	16,547	342,451
Paul J. Evans	—	—	—	—
Gerald B. Engen, Jr.	—	—	5,408	112,267
William H. Green	25,000	406,208	5,515	114,137
Marco A. Martinez	62,591	633,119	3,395	69,986
Richard S. Swartz, Jr	20,000	347,038	5,515	114,137

(1)
Amounts reflect the difference between the exercise price of the option and the market price of our common stock at the time of exercise.

(2)
The amounts shown include restricted stock that vested on March 24, 2012 and performance shares awarded under our LTIP for the 2010 Performance Period which ended on December 31, 2012.

(3)
The amounts shown are calculated based on the closing market price of our common stock on the date of vesting.

Employment Agreements

        Under each Employment Agreement, the officer is eligible to receive base salary, an annual target bonus, as defined under the SMIP (for 2012, the annual target bonus was equal to 87% of the executive's base salary for our CEO, 65% for our CFO and 71% for our three Senior Vice Presidents), use of a company car and gas card or a car allowance in accordance with the Company's policy, and is eligible to participate in all incentive, 401(k), profit sharing, health and welfare benefit plans, policies and arrangements applicable generally to our other similarly-situated executive officers. Subject to prior notice, each Employment Agreement automatically renews annually for an additional one-year term. Mr. Martinez is no longer party to an employment agreement with the Company.

        Each Employment Agreement contains non-competition covenants restricting the ability of the named executive officer to compete with us, to solicit our clients or to recruit our employees during the term of his employment and for a period of one year thereafter and prohibiting him from disclosing confidential information and trade secrets at any time during or after his employment.

        The Employment Agreements generally terminate upon a named executive officer's:

  •
  death;

  •
  disability;

  •
  termination for "cause" by the Company or without "good reason" by the employee (as both are defined in the Employment Agreements and generally described below);

  •
  termination without cause or for good reason; or

  •
  termination without cause or for good reason following a "Change in Control" (as defined in each Employment Agreement and generally described below).

        If termination results from any of the foregoing, each named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination. Additionally, if termination results from any of the reasons below, the named executive officer would be entitled to the following additional payments and/or benefits:

Reason for Termination	Potential Payment(s)
Disability	• Long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly-situated employees of the Company in which the named executive officer participates.
Without cause or for good reason	• Lump-sum payment of twice the named executive officer's base salary and target bonus.

•

Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his termination.

Without cause or for good reason within 12 months following a change in control, a so-called "double trigger" provision	• Lump-sum payment of three times the named executive officer's base salary and target bonus.

•

Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination.

• Gross-up payments for excise taxes, under the Legacy Employment Agreements (the Company does not include such payments in new employment agreements for named executive officers).

        Each Employment Agreement for the named executive officers generally defines "Cause" as a named executive officer's:

  •
  material breach of the non-competition provisions of the named executive officer's Employment Agreement;

  •
  commission of a criminal act by the named executive officer against the Company, including but not limited to fraud, embezzlement or theft;

  •
  conviction or plea of no contest or nolo cotendre to a felony or any crime involving moral turpitude; or

  •
  failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board that is not cured within 30 days after the receipt of written notice from the Company.

        "Good Reason" exists under each Employment Agreement if, among other things, such named executive officer's base salary and/or annual target bonus opportunity is reduced, his duties are materially reduced, he is required to relocate to a work site more than 50 miles from his current work site or if the Company materially breaches a material provision of the named executive officer's Employment Agreement and fails to cure such breach within 30 days of the receipt of written notice of the breach.

        Each Employment Agreement for the named executive officers generally defines a "Change in Control" as the occurrence of a "change in the ownership of the Company," a "change in the effective control of the Company" or a "change in the ownership of a substantial portion of the Company's assets" as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii), respectively. As described above, if a named executive officer is terminated without cause or for good reason within 12 months following a "Change in Control," the named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, as well as to lump-sum payment of three times the named executive officer's base salary, target bonus and company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination and, under the Legacy Employment Agreements only, gross-up payments for any excise taxes incurred under Sections 280G.

        "Change in Control" is similarly defined in the LTIP. Under the terms of the LTIP award agreements may provide for the effect of a change in control, which may include any one or more of the following:

  •
  the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gain from any award granted under the LTIP;

  •
  the waiver or modification of performance or other conditions related to the payment or other rights under an award;

  •
  provision for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee; or

  •
  other modifications or adjustments to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of plan participants upon or following a change in control.

Potential Payments Upon Termination or Change in Control

        As described above, our named executive officers have severance and change in control clauses in their employment agreements. The following table summarizes and quantifies the compensation that would have become payable upon termination or a change in control on December 31, 2012, given the named executive officers compensation and service levels as of such date.

Name(1)	Benefit	Termination due to Disability(2)	Termination without Cause or for Good Reason(3)	Termination without Cause or for Good Reason within 12 months following a Change in Control(4)
William A. Koertner	Severance pay(6)	$249,923	$2,131,800	$3,197,700
	Welfare benefits	18,614	92,362	92,362
	Accelerated equity(7)	1,295,150	1,295,150	1,673,238

	Total(5)	$1,563,687	$3,519,312	$4,963,300

Paul J. Evans	Severance pay(6)	$121,731	$990,000	$1,485,000
	Welfare benefits	12,317	50,180	50,180
	Accelerated equity(7)	323,473	323,473	323,473

	Total(5)	$457,521	$1,363,653	$1,858,653

Gerald B. Engen, Jr.	Severance pay(6)	$140,746	$1,097,820	$1,646,730
	Welfare benefits	17,469	87,139	87,139
	Accelerated equity(7)	384,875	384,875	494,103

	Total(5)	$543,090	$1,569,834	$2,227,972

William H. Green	Severance pay(6)	$147,323	$1,149,120	$1,723,680
	Welfare benefits	17,923	95,883	95,883
	Accelerated equity(7)	332,035	332,035	365,491

	Total(5)	$497,281	$1,577,038	$2,185,053

Richard S. Swartz, Jr.	Severance pay(6)	$151,708	$1,183,320	$1,774,980
	Welfare benefits	17,569	71,603	71,603
	Accelerated equity(7)	580,498	580,498	706,514

	Total(5)	$749,785	$1,835,421	$2,553,097

(1)
Mr. Martinez is no longer party to an employment agreement with the Company and is not eligible for certain change in control or other termination payments.

(2)
Represents the amount of salary continuation and other benefits to which the named executive officer is entitled under the terms of our long-term disability policy for a period of 180 days from the date of termination due to long-term disability. After six months of salary continuation as provided by us, the named executive officer will be eligible for benefits under the terms of our long-term disability insurance plan, which provides a benefit equal to 60% of the named executive officer's monthly base salary (up to a maximum monthly benefit of $10,000) until age 65 or older, as defined in the plan.

(3)
Represents the sum of (a) twice the sum of the named executive officer's base salary and target bonus (for 2012, the target bonus was 87.0% of annual salary for our CEO, 71.0% of annual salary for our COO and our two other Senior Vice Presidents; and 65.0% for our CFO) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(4)
Represents the sum of (a) three times the sum of the named executive officer's base salary and target bonus (for 2012, the target bonus was 87.0% of annual salary for our CEO, 71.0% of annual salary for our COO and our two other Senior Vice Presidents; and 65.0% for our CFO) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(5)
The amounts shown above do not include any gross-up payment which may be due with respect to the excise tax imposed pursuant to section 4999 of the IRS Code. Based on the following assumptions: a termination of employment without cause (or for good reason) on December 31, 2012 and a per share value on that date of $22.25, would have entitled these named executive officers to the following gross-up payments: $740,563 (Mr. Engen); $738,276 (Mr. Green); and $821,014 (Mr. Swartz). Mr. Evans is not eligible to receive such gross up. The foregoing does not take into account any values that could be attributed to a covenant not to compete. A covenant not to compete would reduce the amounts subject to an excise tax (and therefore potentially any amount necessary to gross up the executive in respect of such excise tax). Each of our executives is subject to a one-year non-compete.

(6)
Severance pay includes the named executive officer's base salary and target bonus applicable to the type of severance or change in control payment shown.

(7)
Accelerated equity reflects the amount of compensation that each named executive officer would receive upon the accelerated vesting of any outstanding unvested stock-based awards as of the date of termination. The compensation amount shown is based upon (1) the amount of unvested stock options and unvested restricted shares outstanding as of December 31, 2012, (2) the amount of performance shares outstanding as of December 31, 2012 that are expected to be earned prorated for the length of service completed as of December 31, 2012 for termination without cause or for good reason or all performance shares outstanding for termination without cause or for good reason within 12 months following a change of control and (3) the closing market price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2012, which was $22.25 per share. The compensation amount for the unvested stock options is calculated by multiplying the amount of unvested stock options outstanding times the difference between the closing market price and the exercise or strike price of the option. The compensation amount for the unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock times the closing market price. The compensation amount for the unvested performance shares for termination without cause or for good reason is calculated by multiplying the unvested performance shares by the closing price and then multiplying that amount by the percentage earned (number of months the executive worked from date of grant to date of termination divided by the number of months in the vesting period for the performance shares). The compensation amount for unvested performance shares for termination without cause or for good reason within 12 months following a change of control is calculated by multiplying the unvested performance shares by the market closing price on the date of termination.

PROPOSAL NO. 2. ADVISORY RESOLUTION TO APPROVE OUR
EXECUTIVE COMPENSATION

        We are asking stockholders to approve an advisory resolution on the Company's executive compensation as reported in this Proxy Statement. As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee has designed our executive compensation program to align each named executive officer's compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the named executive officers who are crucial to our success. We urge stockholders to read the "Compensation Discussion and Analysis" and the related tables, which describe in more detail how our named executive officer compensation policies and procedures operate and how they achieve our compensation objectives. All of this information provides detailed discussion and analysis of the compensation of our named executive officers including the following:

  •
  We pay for performance.  We align executive compensation with short- and long-term Company-wide, business unit and individual performance. Generally, we target about half of our named executive officer compensation as performance-based compensation. In fiscal 2012, we exceeded our target performance goals for financial performance, resulting in awards to our executive officers, of annual cash incentive amounts that were above target amounts. Our ROE for the 2010 Performance Period resulted in 76.6% of target awards for the 2010 awards being earned.

  •
  We have compensation practices that ensure leadership, decision-making and actions that are aligned with the Company's short- and long-term goals without taking inappropriate or unnecessary risks. The practices are discussed in detail in the "Compensation Discussion and Analysis" and include:

  •
  We have stock ownership guidelines for directors and executive officers.

  •
  We have a long-standing insider trading policy, which prohibits, among other activities, hedging transactions with respect to our common stock.

  •
  We offer limited executive officer perquisites.

  •
  We periodically review the risk profile of our compensation programs and have significant risk mitigators, such as limits on incentive awards, stock holding requirements and clawback provisions.

  •
  The Compensation Committee acts prudently in making decisions.  All members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program design, practices and amounts awarded to our executive officers. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant, and, using that advice, using objective criteria it selected a peer group of companies to compare to our executive officers' compensation.

        We ask our stockholders to participate annually in this review and indicate their support for our named executive officer compensation set forth in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We are asking our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any compensation actions are necessary to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING OUR EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

 AUDIT COMMITTEE MATTERS

        The Board established the standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq's listing standards and Rule 10A-3 of the Exchange Act. The Board has also determined that all committee members are financially literate within the meaning of the Nasdaq rules and that Mr. Patterson is an "audit committee financial expert" within the meaning of SEC regulations. None of the Audit Committee members have participated in the preparation of our financial statements during the past three years.

        The Board values the integrity of MYR Group's financial statements and internal controls. The Audit Committee is responsible for assisting the Board in monitoring the integrity of MYR Group's financial statements, MYR Group's compliance with legal and regulatory requirements and the independence and performance of MYR Group's internal and external auditors. To represent and assist the Board in its oversight of the Company's financial statements and under our charter the Audit Committee performs, among other tasks, the following duties:

  •
  review of the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations and tracking management's corrective action plans where necessary;

  •
  review of our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

  •
  review of our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

  •
  annual appointment of our independent registered public accounting firm, evaluation of its independence and performance and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

        The Audit Committee established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. The Audit Committee encourages employees and outsiders to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should call the Company's fraud hotline number at 1-800-461-9330. All complaints received are confidential and anonymous and will be retained for its records. At least annually, the Audit Committee reviews the Company's disclosure controls and procedures and our committee charter. During this review, the Audit Committee is able to analyze our responsibilities and progress as well as ensure that these documents comply with current regulatory requirements.

Pre-Approval Policies

        Consistent with the requirements of the SEC and the U.S. Public Company Accounting Oversight Board ("PCAOB") regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established procedures to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before we engage the independent registered public accounting firm.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Independent Auditors' Fees

        MYR Group's financial statements for the year ended December 31, 2012 were audited by E&Y, an independent registered public accounting firm. Aggregate fees paid for professional services rendered by our independent auditors, E&Y, for 2011 and 2012, were as follows:

	2011	2012
Audit Fees	$474,586	$581,327
Audit-Related Fees	—	—
Tax Fees	18,000	24,093
All Other Fees	—	—

Total	$492,586	$605,420

        In the above table, in accordance with the SEC rules, "Audit Fees" are fees that we paid to E&Y for the audit of our annual financial statements included in the 2012 Form 10-K, review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

        "Audit-Related Fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. "Tax Fees" are fees for tax compliance, tax advice and tax planning.

Audit Committee Report for the Year Ended December 31, 2012 to our Stockholders:

        As part of our activities, we reviewed and discussed MYR Group's audited financial statements with management. Additionally, we received E&Y's written disclosures and a letter dated March 6, 2013, as required by the applicable requirements of the PCAOB, regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and have discussed with E&Y its independence. We also reviewed and discussed with E&Y the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the PCAOB in Rule 3200T. Based upon this review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our 2012 Form 10-K.

Audit Committee:	William D. Patterson, Chair
Jack L. Alexander
Henry W. Fayne
Betty R. Johnson
Maurice E. Moore

        The information contained in the above Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that MYR Group specifically incorporates it by reference in such filing.

 PROPOSAL NO. 3. RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT AUDITORS

        The Audit Committee is responsible for the selection, retention, termination and oversight of our independent auditors. Ernst & Young, LLP ("E&Y"), an independent registered public accounting firm, has served as our independent auditors since 2010.

        The Audit Committee appointed E&Y as our independent auditors for the fiscal year ending December 31, 2013. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of E&Y as our independent auditors. The Board and the Audit Committee are not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for such rejection. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time.

        We expect that representatives of E&Y will be present at the Annual Meeting and that they will have an opportunity to respond to appropriate questions from stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

        Neither the Board nor management knows of any business, other than that described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, your proxy authorizes the persons named as proxies to vote on such matters in accordance with the Board's recommendation or, if no recommendation is given, in accordance with the proxies' best judgment.

OWNERSHIP OF EQUITY SECURITIES

        The following table shows the number of shares of MYR Group common stock beneficially owned (as defined in accordance with Rule 13d-3 under the Exchange Act) as of February 28, 2013 by each director and executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. None of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Common Stock	Restricted Stock(1)	Stock Options(2)	Total Beneficial Ownership	Percentage
Named Executive Officers and Directors
William A. Koertner	176,534	35,816	387,129	599,479	2.8%
Paul J. Evans	2,442	9,250	5,934	17,626	*
Gerald B. Engen, Jr.	13,450	10,732	70,749	94,931	*
William H. Green	36,585	6,218	70,594	113,397	*
Marco A. Martinez	1,392	4,248	9,796	15,436	*
Richard S. Swartz, Jr.	10,461	18,626	74,287	103,374	*
Jack L. Alexander	1,498	5,280	8,000	14,778	*
Larry F. Altenbaumer	3,367	5,280	8,000	16,647	*
Henry W. Fayne	1,215	5,280	8,000	14,495	*
Betty R. Johnson(3)	2,850	5,280	8,000	16,130	*
Gary R. Johnson	2,947	5,280	8,000	16,227	*
Maurice E. Moore	1,216	5,315	—	6,531	*
William D. Patterson(4)	3,338	5,280	8,000	16,618	*
All executive officers and directors as a group (15 persons)(5)	325,382	137,177	705,600	1,168,159	5.4%

*
Percentage less than 1% of outstanding common stock.

(1)
This column reflects holdings of restricted stock. The shares of restricted stock vest ratably over a five-year period from the date of grant for named executive officers, except that 6,688 shares of restricted stock held by Mr. Swartz, which will cliff vest on May 12, 2016. The shares of restricted stock held by non-employee directors vest ratably over a three year period from the date of grant.

(2)
This column reflects shares of common stock that may be acquired within 60 days of February 28, 2013 by the exercise of stock options.

(3)
This includes 1,000 shares of common stock held by Ms. Johnson's spouse.

(4)
This includes 2,000 shares of common stock beneficially owned by EnSTAR Management Corporation, of which Mr. Patterson is President, and 500 shares of common stock held by Mr. Patterson's spouse.

(5)
This group includes, in addition to the individuals named in the table, John A. Fluss and Gregory T. Wolf.

        The following table displays information about persons we know to be the beneficial owners of 5% or more of our issued and outstanding common stock as of December 31, 2012:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
BlackRock, Inc.	1,177,412	(1)	5.70%
40 East 52nd St.
New York, NY 10022
The Vanguard Group	1,104,032	(2)	5.34%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 11, 2013. BlackRock stated in its 13G/A filing that, of the 1,177,412 shares beneficially owned as of December 31, 2012, it has sole voting power with respect to all such shares.

(2)
Based on the Schedule 13G filed by The Vanguard Group ("Vanguard") with the SEC on February 12, 2013. Vanguard stated in its 13G filing that, of the 1,104,032 shares beneficially owned as of December 31, 2012, it has sole voting power with respect to 28,100.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy solicitation materials?

        We are providing you these materials in connection with the Board's solicitation of proxies to be voted at our 2013 Annual Meeting. These materials provide information regarding the voting procedures and the matters to be voted on at the Annual Meeting. We began distributing these materials on or around March 7, 2013, to all stockholders entitled to vote at the Annual Meeting. These materials are also available on our website at www.myrgroup.com.

        In addition, copies of the 2012 Annual Report to Stockholders or this Proxy Statement will be sent free of charge to any stockholder who sends a written request to Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210 or by calling (303) 853-7621.

Who is entitled to vote at the Annual Meeting?

        The Board established March 4, 2013, as the record date (the "Record Date") for the Annual Meeting. Stockholders owning our common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and vote their shares at the Annual Meeting. At the close of business on the Record Date, 20,907,928 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What vote is required to approve each proposal?

        With respect to the election of directors, vote FOR or WITHHOLD with respect to each of the nominees. Directors will be elected by a plurality of the votes cast FOR, which means that the three director nominees with the most FOR votes will be elected. You may vote FOR, AGAINST, or ABSTAIN the advisory resolution to approve the Company's executive compensation and the ratification of the appointment of our independent auditors. In order to be approved, each of these two proposals requires the affirmative FOR vote of a majority of those shares present (either in person or represented by proxy) and entitled to vote on those proposals. Any ABSTAIN vote will have the same effect as a vote AGAINST a matter.

What effect do broker non-votes have on the proposals?

        A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of E&Y as our independent auditors, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors. Consequently, if your shares are held by a broker on your behalf (that is, in "street name"), and you do not instruct the broker as to how to vote these shares on Proposal Nos. 1 or 2, the broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal No. 3, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker on how you would like to vote so your vote can be counted on all proposals.

How will my shares be voted?

        Your shares will be voted as you direct if you vote by signing and returning your proxy card. If you sign and return your proxy card but do not specify how you would like your shares voted, they will be voted in accordance with the Board's recommendations on all matters or, if no recommendation is given, in accordance with the proxies' best judgment.

What is the quorum requirement?

        A quorum of stockholders is necessary to validly hold the Annual Meeting. A quorum will be present if at least a majority of our outstanding shares on the Record Date are represented at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists.

Can I change my vote?

        If you would like to change your vote after submitting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by (a) signing and submitting another proxy card with a later date, or (b) voting at the Annual Meeting. Alternatively, you may provide a written statement of your intention to revoke your proxy to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. If your shares are held in street name (i.e., your shares are held in an account through your broker), you should contact your bank or broker for specific instructions on how to change your vote.

Who will bear the cost of soliciting votes for the Annual Meeting?

        MYR Group bears the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities. We may enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse the banks and brokerage houses for related out-of-pocket expenses. We retained Morrow & Co., LLC to aid in soliciting votes for the Annual Meeting for a total fee of $7,500 plus reasonable expenses.

I received only one set of proxy materials. Is it possible to obtain duplicates?

        Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of our common stock in an account at the same broker, bank or other nominee, we delivered a single Notice of Meeting or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Meeting or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting Morrow & Co., LLC in writing at 470 West Avenue, 3rd Floor, Stamford, CT 06902 or by calling 1-800-662-5200. If you would like to opt out of householding, please contact your broker, bank or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

        If you are a registered stockholder, we sent you and each registered stockholder at your address separate Notices or sets of proxy materials.

Who counts the vote?

        As the appointed independent tabulator, IST Shareholder Services will receive the proxies and tabulate the votes cast. IST Shareholder Services will act as the independent inspector of election and will certify the results. Your vote will not be disclosed to our directors, officers or employees, except (a) as necessary to meet legal requirements and to assert or defend claims for or against us; (b) in the case of a contested proxy solicitation; (c) if you provide a comment with your proxy or otherwise communicate your vote to us or (d) as necessary to allow the independent inspector of election to certify the results

How do I find out the voting results?

        Voting results will be included in a Form 8-K to be filed with the SEC on or before May 8, 2013. This Form 8-K will also be available on our website at www.myrgroup.com.

May I ask questions at the Annual Meeting?

        Yes. As a stockholder, during the voting, you may ask questions and make remarks related to the matters being voted on. The Chairman of the Annual Meeting will entertain stockholders' questions and comments of a general nature following the voting.

2014 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nominations for the 2014 Annual Meeting

        Under our Amended and Restated By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days of such anniversary, we must receive stockholder proposal submissions no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. Accordingly, to be considered at the 2014 Annual Meeting of Stockholders, we must receive a stockholder's written notice of nomination or proposal on or after January 2, 2014 and not later than February 1, 2014.

        Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year's annual meeting. If we change the date of an annual meeting by more than 30 days from the date of the previous year's annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting. Accordingly, to be considered for inclusion in our 2014 proxy statement, we must receive a stockholder's submission of a proposal on or before on or before November 7, 2013.

        Stockholder proposals must be sent to our Corporate Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. For additional information about the stockholder proposal submission process, please see our By-Laws which are available on the Investor Relations page of our website at www.myrgroup.com, under "Corporate Governance."

2012 Annual Report and SEC Filings

        Our financial statements for the fiscal year ended December 31, 2012 are included in our 2012 Form 10-K, which we will make available to stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are posted on our website at www.myrgroup.com, and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it without charge by writing to our Corporate Secretary, at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

By Order of the Board of Directors

March 7, 2013	Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary

The DoubleTree Hotel is located at:
75 W. Algonquin Road
Arlington Heights, IL 60005

The closest major intersection is Algonquin Road and
Arlington Heights Road

Directions to the DoubleTree by Hilton Hotel:
Chicago-Arlington Heights

From O'Hare International Airport and Downtown Chicago: Take 90 West, exit Arlington Heights Road and make a right turn (North) to 1st traffic light (0.1 mile), which will be Algonquin Road. Make a left turn (West) (0.1 mile) and we are located on the left hand side of the street on the Southwest corner of Arlington Heights Road and Algonquin Road

Directions from Chicago-O'Hare International Airport

Distance from hotel:    8 mi.    Drive time:    20 min.

Directions: 90 West to Arlington Heights Rd. exit and make a right. Take to Algonquin Rd. and turn left. Hotel located on the left hand side.

Directions from Chicago Midway Airport

Distance from hotel:    30 mi.    Drive time:    45 min.

Directions: Cicero north to 290 West to 294 North to 90 West. Exit Arlington Heights Rd. right to Algonquin Rd. and turn left. Hotel located on the left hand side.

The Board of Directors of MYR GROUP INC. Cordially invites you to attend the 2013 Annual Meeting of Stockholders Thursday, May 2, 2013 9:00 a.m. Local Time The DoubleTree Hotel 75 W. Algonquin Rd. Arlington Heights, IL 60005 VOTER CONTROL NUMBER: PROXY NUMBER: ACCOUNT NUMBER: SHARES: NUMBER OF PERSONS ATTENDING ________ You may vote by: If choosing one of these options, sign & date card below. INTERNET proxy.ilstk.com SCAN & E-MAIL info@ilstk.com FAX 630.480.0641 MAIL Easy • Safe • Fast Return in the envelope provided. (Allow 10 days for mail delivery) Make individual selections or check one of the two boxes below With Management on all Proposals or Against Management on all Proposals May vote until 11:59 pm CST one day prior to meeting date. (DO NOT return card if voting by internet) REVOCABLE PROXY MYR GROUP INC. 2013 ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2013 THIS PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder of MYR Group Inc. (the “Corporation”) hereby appoints William A. Koertner, Gerald B. Engen, Jr. and Paul J. Evans (the “Proxies”), and each of them, with the full power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of the Corporation to be held at the DoubleTree Hotel, 75 W. Algonquin Rd., Arlington Heights, IL 60005, on Thursday, May 2, 2013, at 9:00 a.m. local time, or at any postponements or adjournments thereof, with all the powers the undersigned would possess, as if the undersigned was present personally at the Annual Meeting or any postponements or adjournments thereof, as follows: PROPOSAL NO. 1 ELECTION OF THREE CLASS III DIRECTORS. VOTE FOR VOTE WITHHELD 01 Larry F. Altenbaumer 02 William A. Koertner 03 William D. Patterson PROPOSAL NO. 2 ADVISORY RESOLUTION TO APPROVE THE CORPORATION’S EXECUTIVE COMPENSATION. FOR AGAINST ABSTAIN PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF ERNST AND YOUNG LLP AS THE CORPORATION’S INDEPENDENT AUDITORS. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3. The shares represented by this proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted for all proposals in accordance with the recommendation of the Board of Directors. The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the Annual Meeting or any postponements or adjournment thereof. IMPORTANT In order that there may be a proper representation at the meeting, we urge you to sign, date and mail the proxy card even if you plan on attending the Annual Meeting. If you are present in person you may, if you wish, vote personally on all matters properly brought before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders. The MYR Group Inc. Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders are available at http://investor.myrgroup.com/annuals.cfm. PLEASE SIGN HERE SIGNATURE DATE SIGNATURE DATE NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.